Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

FARMERS AND MERCHANTS BANCSHARES, INC.,

ANTHEM ACQUISITION CORP.,

And

CARROLL BANCORP, INC.

Dated as of March 6, 2020

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of March 6, 2020, is made by and among Farmers and Merchants Bancshares, Inc., a Maryland corporation (“Purchaser”), Anthem Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), and Carroll Bancorp, Inc., a Maryland corporation (“Carroll”).

BACKGROUND

1.     Carroll owns directly all of the outstanding capital stock of Carroll Community Bank, a Maryland-chartered bank (“Carroll Bank”).

2.     Purchaser owns directly all of the outstanding capital stock of Farmers and Merchants Bank of Fowblesburg, Maryland, a Maryland-chartered bank (“FM Bank”).

3.     Merger Sub was formed by Purchaser for the sole purpose of merging with and into Carroll and is not engaged in, and has not heretofore engaged in, any business activity.

4.     Purchaser and Carroll desire for Carroll to merge with and into Merger Sub, with Carroll surviving the Merger as a wholly-owned subsidiary of Purchaser, in accordance with the applicable laws of the State of Maryland and this Agreement.

5.     As an additional condition and inducement to Purchaser to enter into this Agreement, each of the individuals listed on Exhibit A has executed a Support Agreement in the form attached as Exhibit B.

6.     Purchaser, Merger Sub and Carroll desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1     Background.

The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2     Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“401(k) Plan” has the meaning given to such term in Section 5.7(a)(iv) of this Agreement.

“Acquisition Proposal” means a bona fide written proposal by a Person other than Purchaser for: (a) a merger or consolidation of, or a share exchange or other business combination involving, any Carroll Company; or (b) an acquisition outside of the Ordinary Course of 10% or more of the assets (other than shares of Carroll Bank Stock) or Liabilities of a Carroll Company, in a single transaction or series of related transactions; or (c) a transaction that involves the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership of or to vote securities representing, (i) any capital stock of Carroll Bank or (ii) 10% or more of the then outstanding capital stock or other equity securities of a Carroll Company other than Carroll Bank.

“Affiliate” means, with respect to any Entity, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of the Entity.

“Agreement” means this Agreement and Plan of Merger, including the exhibits and schedules hereto and any amendment or supplement hereto.

“Application” means an application for regulatory approval that is required to consummate the Contemplated Transactions.

“Article III Standard” has the meaning given to such term in Article III of this Agreement.

“Article IV Standard” has the meaning given to such term in Article IV of this Agreement.

“Articles of Merger” has the meaning given to such term in Section 1.3(a)(ii) of this Agreement.

“Bank Merger” has the meaning given to such term in Section 1.5 of this Agreement.

“Bank Merger Agreement” has the meaning given to such term in Section 1.5 of this Agreement.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Book Value Calculation” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the applicable Party and its Subsidiaries or relating to their business.

“Business Day(s)” means any day or days other than (a) Saturday, (b) Sunday or (c) a day on which Carroll Bank or FM Bank is authorized or obligated by applicable Law or executive order to close.

“Burdensome Condition” has the meaning given to such term in Section 5.4(a) of this Agreement.

“Calculation Date” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Carroll” has the meaning given to such term in the preamble to this Agreement.

“Carroll Assets” has the meaning given to such term in Section 2.1(d) of this Agreement.

“Carroll Adviser” means Piper Sandler & Co.

“Carroll Bank” has the meaning given to such term in the Background section of this Agreement.

“Carroll Benefit Plans” means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Carroll or any other Entity that, together with Carroll, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

“Carroll Certificate” means a certificate or book-entry share registered in the transfer books of Carroll that immediately prior to the Effective Time represents issued and outstanding shares of Carroll Common Stock.

“Carroll Common Stock” has the meaning given to such term in Section 3.2(a) of this Agreement.

“Carroll Common Stockholder” is any holder of record of Carroll Common Stock immediately prior to the Effective Time.

“Carroll Common Stockholders’ Meeting” means the meeting of the holders of Carroll Common Stock to consider and vote on the Merger, and any postponement or adjournment thereof.

“Carroll Company” means each of Carroll, Carroll Bank and any other Carroll Subsidiary.

“Carroll Disclosure Schedules” means, collectively, the schedules prepared by Carroll and delivered by Carroll to Purchaser at or prior to the execution and delivery of this Agreement, as the same may be updated pursuant to, and subject to the limitations of, Section 5.6 of this Agreement.

“Carroll Employee” and “Carroll Employees” have the meanings given to such terms in Section 3.12(a) of this Agreement.

“Carroll Equity Plan” and “Carroll Equity Plans” have the meanings given to such terms in Section 3.2(b) of this Agreement.

“Carroll ERISA Affiliate” means any Entity that, together with Carroll, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

“Carroll ESOP” means the Carroll Community Bank Employee Stock Ownership Plan.

“Carroll Financials” means (a) the consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows for Carroll for the years ended December 31, 2018 and 2017, and the notes thereto, as audited by Dixon Hughes Goodman LLP, (b) the unaudited interim financial statements of Carroll and the notes thereto for the quarter ended September 30, 2019, (c) the consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of stockholders’ equity and consolidated statements of cash flows for Carroll for the years ending December 31, 2019 and 2018, and the notes thereto, to be audited by S.R. Snodgrass, P.C., to be delivered or made available no later than March 31, 2020 provided that the Effective Date is later than such due date, (d) the unaudited consolidated financial statements of Carroll and the notes thereto for each calendar quarter commencing with the quarter ending March 31, 2020, to be delivered within 45 days after the end of the respective quarter provided that the Effective Date is later than such due dates, (e) unaudited, internally-prepared consolidated financial statements for each of October 2019, November 2019, December 2019 and January 2020, and (f) unaudited, internally-prepared consolidated financial statements for each month commencing with the month ended February 29, 2020, to be delivered within 20 days after the end of the respective month provided that the Effective Date is later than such due dates (the financial statements described in items (e) and (f) are collectively referred to herein as the “Internal Carroll Financials”).

“Carroll Intellectual Property” has the meaning given to such term in Section 3.17(a) of this Agreement.

“Carroll IT Assets” has the meaning given to such term in Section 3.17(b) of this Agreement.

“Carroll Material Adverse Effect” means any effect, change, circumstance, development or occurrence that individually, or taken in the aggregate together with all other effects, changes, circumstances, developments or occurrences, that (a) is material and adverse to the financial condition, results of operations or business of Carroll and the Carroll Subsidiaries taken as a whole, or (b) materially impairs the ability of the Carroll Companies to perform their respective material obligations under this Agreement, or (c) materially impairs, or is reasonably likely to materially impair, the ability of the Carroll Companies to timely consummate the Contemplated Transactions, other than, in each case, any change, circumstance, development, occurrence or effect relating to (i) any change in the value of the respective loan or investment portfolios of the Carroll Companies resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or interpretations thereof by Governmental Authorities or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic, capital market, legal, regulatory or political conditions affecting banking institutions generally, (iv) the effects of compliance with this Agreement on the operating performance of Carroll, including, without limitation, the termination of the Scheduled Lease and the closing of the related branch and the reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a Party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement in contemplation of the Contemplated Transactions, (vi) any effect with respect to a Party caused, in whole or in substantial part, by the other Party, (vii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) the impact of the Agreement and the Contemplated Transactions on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (ix) the public disclosure of this Agreement or the Contemplated Transactions; except, with respect to items (i) and/or (iii), to the extent any such change, effect, development, occurrence or circumstance has or would have a disproportionate effect on the business of Carroll relative to other similarly-situated Persons.

“Carroll Nominee” has the meaning given to such term in Section 5.7(c)(iv)(A) of this Agreement.

“Carroll Permitted Liens” has the meaning given to such term in Section 3.9(a)(x) of this Agreement.

“Carroll Real Property” has the meaning given to such term in Section 3.15(a) of this Agreement.

“Carroll Regulatory Agreement” has the meaning given to such term in Section 3.11(e)(iii) of this Agreement.

“Carroll Reports” has the meaning given to such term in Section 3.11(c) of this Agreement.

“Carroll Restricted Stock Award” and “Carroll Restricted Stock Awards” have the meanings given to such terms in Section 2.1(c)(iii) of this Agreement.

“Carroll Subsidiary” means each Subsidiary of Carroll as set forth in Carroll Disclosure Schedule 3.1(d).

“Carroll Tangible Book Value” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Carroll Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed by any of the Carroll Companies with a Taxing Authority in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Carroll Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, abandoned and unclaimed property taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of Carroll Companies is required to pay, withhold or collect.

“Carroll Termination Fee” has the meaning given to such term in Section 8.1(b) of this Agreement.

“Cause” means: (a) any act or failure to act that constitutes fraud, willful misconduct, dishonesty, breach of fiduciary duty, intentional failure to adequately perform his or her duties as an officer or employee of the employer, or violation of any Law (other than a traffic violation or similar offense) or any final regulatory order or agreement with the employer; (b) the conviction of the employee of a felony or crime involving moral turpitude; (c) the employee’s entering into any employment or similar relationship with a Person other than Carroll, a Carroll Subsidiary, Purchaser or a Purchaser Subsidiary; (d) the employee’s diversion of any business opportunity from employer (other than on behalf of employer or with the prior written consent of employer’s board of directors); or (e) conduct by the employee that results in removal or suspension of employee as an officer or employee of employer pursuant to a written order by any Governmental Authority with authority or jurisdiction over the employer.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

“CFPB” means the Consumer Financial Protection Bureau.

“Charter Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document, and (e) with respect to any other Person, its comparable organizational documents, in each case, as the same has been amended or restated.

“CIC Agreement” has the meaning given to such term in Section 5.7(c)(i)(E) of this Agreement.

“CIC Payment” has the meaning given to such term in Section 5.7(c)(i)(E) of this Agreement.

“Claim” has the meaning given to such term in Section 5.7(c)(ii)(A) of this Agreement.

“Closing” has the meaning given to such term in Section 1.3(a)(i) of this Agreement.

“Closing Date” has the meaning given to such term in Section 1.3(a)(i) of this Agreement.

“Commercial Law Article” has the meaning given the term in Section 3.23(b) of this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 18, 2019, by and between Purchaser and the Carroll Adviser, as the representative of Carroll.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including the (a) Merger, (b) Roll-Up Merger, (c) Bank Merger, and (d) performance by Purchaser, Merger Sub and Carroll of their respective covenants and obligations under this Agreement.

“Costs” has the meaning given to such term in Section 5.7(c)(ii)(A) of this Agreement.

“CRA” has the meaning given to such term in Section 3.22 of this Agreement.

“Credit Extension” means any loan, lease, advance, credit facility, credit enhancement, guarantee, commitment, line of credit or letter of credit.

“Disclosed” means disclosed in the written information included in the Carroll Disclosure Schedules or the Purchaser Disclosure Schedules which, to the extent the context so requires, describe in reasonable detail the matters contained therein.

“Displaced Employee” has the meaning given to such term in Section 5.7(c)(i)(A) of this Agreement.

“Disqualification Event” has the meaning given to such term in Section 5.7(c)(iv)(C) of this Agreement.

“Effective Date” means the date that includes the Effective Time, which shall be as soon as practicable after the Closing Date.

“Effective Time” has the meaning given such term in Section 1.3(a)(ii) of this Agreement.

“Entity” means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture or other form of organization.

“Environmental Assessment” means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (a) presence of hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws, or (b) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

“Environmental Laws” means any applicable federal, state or local Law, statute, ordinance, rule, regulation, code, license, permit, authorization, common law, agency requirement, approval, consent, order, judgment, decree, injunction or Contract with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), health and safety as it relates to Hazardous Materials or natural resource damages, (b) the manufacture, distribution, use, presence, storage, handling, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or threatened release or disposal or discharge of Hazardous Materials, and/or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to Hazardous Materials. Environmental Laws include without limitation: (i) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local Laws; and (ii) any common law (including without limitation common law that may impose strict liability) that may impose Liability for injuries or damages due to the presence of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means American Stock Transfer & Trust Company, LLC, or such other agent as shall be designated by Purchaser to act as the exchange agent for purposes of conducting the exchange procedure described in Section 2.3 of this Agreement.

“Exchange Fund” has the meaning given to such term in Section 2.3(a) of this Agreement.

“Exempt Carroll Share” and “Exempt Carroll Shares” have the meanings given to such terms in Section 2.1(c)(i) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“FM Bank” has the meaning given to such term in the Background section of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, municipal or foreign government or political subdivision thereof, or any authority, bureau, commission, department, board, official or other instrumentality of such government or political subdivision, or any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any court of competent jurisdiction, including, without limitation, the SEC, the Maryland Commissioner, the FRB, the FDIC and the respective staffs thereof.

“Hazardous Materials” means: (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance that is in any way regulated for the protection of human health or environment by any Governmental Authorities, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

“Indemnified Parties” has the meaning given to such term in Section 5.7(c)(ii)(A) of this Agreement.

“Indemnifying Party” has the meaning given to such term in Section 5.7(c)(ii)(A) of this Agreement.

“Independent Accountants” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Insurance Policies” means all policies, contracts and other arrangements by which one or more Persons have undertaken to indemnify or guarantee one or more other Persons against a loss arising from a specified contingency or peril, including, without limitation, contracts of fidelity insurance.

“Insured Person” has the meaning given to such term in Section 5.7(c)(iii) of this Agreement.

“Internal Carroll Financials” has the meaning given to such term in the definition of “Carroll Financials” set forth in this Section 1.2.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge of Carroll” means the actual knowledge of Carroll’s and Carroll Bank’s President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Lending Officer, or, if no individual is named to any of such positions, the individual or individuals who perform a similar function for Carroll or Carroll Bank, as applicable, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Governmental Authority or any other written notice received by that Person.

“Knowledge of Purchaser” means the actual knowledge of Purchaser’s and FM Bank’s President and Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer or, if no individual is named to any of such positions, the individual or individuals who perform a similar function for Purchaser or FM Bank, as applicable, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Governmental Authority or any other written notice received by that Person.

“Law” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, codes, and rules of common law, in each case as amended to date, and any and all judicial and administrative interpretations thereof, any Order, any and all policies and directives (including, without limitation, any directive relating to minimum capital levels) issued by any Governmental Authority, and any and all written legally permissible waivers or exceptions granted by any Governmental Authorities with respect to compliance with any of the foregoing.

“Letter of Transmittal” has the meaning given to such term in Section 2.3(b) of this Agreement.

“Liability” means any liability, debt or obligation, absolute, accrued, known or unknown, contingent or otherwise.

“Liens” means all liens, pledges, charges, security interests, mortgages, claims or other encumbrances of any kind with respect to any property or property interest.

“Maryland Commissioner” means the Office of the Maryland Commissioner of Financial Regulation.

“Maximum Premium” has the meaning given to such term in Section 5.7(c)(iii) of this Agreement.

“Merger” has the meaning given to such term in Section 1.3(b) of this Agreement.

“Merger Consideration” has the meaning given to such term in Section 2.1(b) of this Agreement.

“Merger Sub” has the meaning given to such term in the preamble to this Agreement.

“MGCL” means the Maryland General Corporation Law, as amended.

“Necessary Employee” and “Necessary Employees” have the meanings given such terms in Section 5.7(c)(i)(B) of this Agreement.

“Non-Residential Credit Extension” means a Credit Extension other than for an owner-occupied residence.

“Notice of Superior Proposal” has the meaning given to such term in Section 5.7(a)(ii) of this Agreement.

“OFAC” has the meaning given to such term in Section 3.23(a) of this Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority, including, without limitation, any cease and desist order, consent agreement, memorandum of understanding or similar agreement or understanding.

“Ordinary Course” means the conduct of the business of the applicable Party in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with the applicable Party’s practices and procedures prior to and as of such date. Without limiting the scope of the foregoing, the term “Ordinary Course” shall include a Party’s practices and procedures with respect to its past deposit and loan marketing promotional activities, including the offering of special interest rates and other terms.

“Party” means either Purchaser, Merger Sub or Carroll, and “Parties” means Purchaser, Merger Sub and Carroll.

“PBGC” has the meaning given to such term in Section 3.13(b) of this Agreement.

“Per Share Consideration” has the meaning given to such term in Section 2.1(c)(i) of this Agreement.

“Permitted Employees” means officers and employees of any of the Carroll Companies at the level of Vice President or below.

“Person” means an individual, an Entity and any Governmental Authority; provided, however, that if any provision of this Agreement in which the term “person” is used specifies a particular definition of “person” for purpose of that provision, then the term shall have the meaning so defined.

“Pool” has the meaning given such term in Section 3.20(c) of this Agreement.

“Proceeding” means any action, arbitration, audit, charge, claim, complaint, demand, notice or inquiry, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any private party, Governmental Authority, arbitrator or mediator, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Governmental Authorities.

“Proxy Statement” means the notice of meeting and proxy statement, together with any supplements and other disclosure documents related thereto, to be drafted by Carroll and its counsel and sent to holders of Carroll Common Stock in connection with the Carroll Common Stockholders’ Meeting.

“Purchaser” has the meaning given to such term in the preamble to this Agreement.

“Purchaser Disclosure Schedules” means, collectively, the schedules prepared by Purchaser and delivered by Purchaser to Carroll at or prior to the execution and delivery of this Agreement, as the same may be updated pursuant to, and subject to the limitations of, Section 5.6 of this Agreement.

“Purchaser Dispute” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Purchaser Material Adverse Effect” means any effect, change, circumstance, development or occurrence that individually, or taken in the aggregate together with all other effects, changes, circumstances, developments or occurrences, that materially impairs the ability of the Purchaser Companies to perform their respective obligations under this Agreement or otherwise materially threatens or materially impedes or delays the consummation of the Contemplated Transactions, other than, in each case, any change, circumstance, development, occurrence or effect relating to (i) any change in the value of the respective loan or investment portfolios of the Purchaser Companies resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or interpretations thereof by Governmental Authorities or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic, capital market, legal, regulatory or political conditions affecting banking institutions generally, (iv) the effects of compliance with this Agreement on the operating performance of Purchaser, including the reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a Party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement in contemplation of the Contemplated Transactions, (vi) any effect with respect to a Party caused, in whole or in substantial part, by the other Party, (vii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) the impact of the Agreement and the Contemplated Transactions on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (ix) the public disclosure of this Agreement or the Contemplated Transactions; except, with respect to items (i), (ii), (iii) and/or (vii), any such change, effect, development, occurrence or circumstance has or would have a disproportionate effect on the business of Purchaser relative to other similarly-situated Persons.

“Purchaser Review Period” has the meaning given to such term in Section 2.1(a) of this Agreement.

“Purchaser Subsidiary” means each Subsidiary of Purchaser.

“REO” means, with respect to the Carroll Companies and the Purchaser Companies, real property that the Carroll Companies or the Purchaser Companies, as the case may be, classify as other real estate owned for financial statement reporting and regulatory purposes.

“Representatives” means, with respect to an Entity, such Entity’s officers, directors or employees, or any investment bankers, financial or other advisors, attorneys, accountants, consultants or other representatives or agents engaged or retained by any of them.

“Residential Credit Extension” has the meaning given to such term in Section 5.1(c)(xxv) of this Agreement.

“Retained Employee” and “Retained Employees” have the meanings given to such terms in Section 5.7(c)(i)(A) of this Agreement.

“Retention Letters” has the meaning given to such term in Section 5.7(c)(i)(B) of this Agreement.

“Right” means a warrant, an option, a right, a convertible security, a stock appreciation right, any other capital stock equivalent and any other arrangement or commitment that obligates an Entity to issue or dispose of any of its capital stock or other ownership interests or that provides for compensation based on the equity appreciation of its securities.

“Roll-Up Merger” has the meaning given to such term in Section 1.4 of this Agreement.

“Roll-Up Merger Agreement” has the meaning given to such term in Section 1.4 of this Agreement.

“SDAT” means the Maryland State Department of Assessments and Taxation.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” laws.

“Scheduled Lease” has the meaning given to such term in Section 5.1(c)(xxviii) of this Agreement.

“Subsidiary” means any Entity, 50% or more of the equity or other ownership interest of which is owned, either directly or indirectly, by another Entity, except any Entity the interest in which is held in the Ordinary Course of the lending or fiduciary activities of a bank.

“Superior Proposal” has the meaning given to such term in Section 5.7(a)(ii) of this Agreement.

“Support Agreement” means the Agreement as set forth in Exhibit B hereto to be signed by the persons set forth on Exhibit A hereto.

“Suriving Corporation” has the meaning given to such term in Section 1.3(b)(i) of this Agreement.

“Suspense Shares” has the meaning given to such term in Section 5.7(a)(vi)(B) of this Agreement.

“Tail Policy” has the meaning given to such term in Section 5.7(c)(ii) of this Agreement.

“Taxing Authority” means any Governmental Authority competent to impose any Tax in any jurisdiction.

Section 1.3     The Merger and Related Transactions.

(a)     Closing; Effective Time.

(i)     Unless the Parties agree otherwise, the closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Gordon Feinblatt LLC located at 233 E. Redwood Street, Baltimore, Maryland 21202, or remotely by electronic exchange of documents and signatures, at 10:00 a.m., local time, on the last Business Day of the month in which all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived, unless another time, date and/or place is agreed to in writing by the Parties (the “Closing Date”); provided, however, that any certificate, opinion, instrument or other document to be delivered at the Closing may be delivered electronically. Unless expressly provided otherwise, all certificates, instruments and other documents to be delivered at the Closing shall be dated on or as of the Closing Date.

(ii)     Upon the Closing, the Company and Merger Sub shall file articles of merger with the State Department of Assessments and Taxation of Maryland, executed in accordance with the relevant provisions of the MGCL (the “Articles of Merger”) and shall make all other filings or recordings required under the MGCL in connection with the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL. The Merger shall become effective at such time as the Articles of Merger are filed and accepted or at such later time as may be agreed by Purchaser and Carroll and specified in the Articles of Merger (the “Effective Time”).

(b)     The Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable Laws of the State of Maryland, at the Effective Time:

(i)     Merger Sub shall merge with and into Carroll, with Carroll as the surviving corporation (the “Surviving Corporation”), and the separate existence of Merger sub shall cease;

(ii)     Each share of Carroll Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Per Share Consideration as provided in Article II of this Agreement;

(iii)     Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation; and

(iv)     All of the property (real, personal and mixed), rights, powers, duties, obligations and Liabilities of Merger Sub shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed (the transactions described in the foregoing items (i) through (vi) are collectively referred to herein as the “Merger”).

At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

(c)     Articles of Incorporation and Bylaws. The Articles of Incorporation of Carroll shall be amended and restated at the Effective Time in the form attached to the Articles of Merger and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with such Articles of Incorporation and applicable Law. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

(d)     Board of Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 1.4     The Roll-Up Merger.

Immediately following or as soon as is reasonably practicable after the Effective Time (subject to Purchaser’s sole discretion), the Surviving Corporation will merge with and into Purchaser pursuant to an Agreement and Plan of Merger (the “Roll-Up Merger Agreement”), and the separate existence of the Surviving Corporation shall cease (the “Roll-Up Merger”). Purchaser shall be the surviving corporation in the Roll-Up Merger and shall continue its existence as a Maryland corporation under the laws of the State of Maryland.

Section 1.5     The Bank Merger.

Subject to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit C (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland, immediately after the effective time of the Roll-Up Merger, Carroll Bank shall be merged with and into FM Bank and the separate existence of Carroll Bank shall cease (the “Bank Merger”). FM Bank shall be the surviving corporation in the Bank Merger and shall continue its existence as a commercial bank under the laws of the State of Maryland, and as a wholly-owned operating Subsidiary of Purchaser, subject to the provisions of this Section 1.5.

Section 1.6     Tax Treatment of the Merger and the Agreement.

The Parties intend that the exchange by the stockholders of Carroll of their shares of Carroll Common Stock for cash pursuant to the Merger be treated as a taxable stock sale by such stockholders to Purchaser for income Tax purposes. The Parties also intend that the subsequent Roll-Up Merger be treated as a parent-subsidiary liquidation within the meaning of Section 332 of the IRC.

Section 1.7     No Appraisal Rights.

Pursuant to Section 3-202(c)(4) of the MGCL and Carroll’s Charter Documents, the stockholders of Carroll are not entitled to exercise any rights of an objecting stockholder under Subtitle 2 of Title 3 of the MGCL in connection with the Contemplated Transactions. Carroll shall take no action which would result in the stockholders of Carroll becoming entitled to exercise such rights prior to the Effective Time.

Section 1.8     Modification of Structure.

Nowithstanding any provision of this Agreement to the contrary, Purchaser may elect, subject to the filing of all necessary applications and the receipt of all required approvals from Governmental Authorities, and without the approval of Carroll, to modify the structure of the Contemplated Transactions so long as (a) there are no material adverse federal or state income Tax consequences to the stockholders of Carroll as a result of such modification, (b) the consideration to be paid to the stockholders of Carroll under this Agreement is not thereby changed in kind or reduced in amount because of such modification, and (c) such modification will not be likely to materially delay or jeopardize receipt of any required approval from any Governmental Authority. In the event of such election, the Parties agree to execute an appropriate amendment to this Agreement to reflect such election.

ARTICLE II.
CONSIDERATION; CONVERSION; EXCHANGE PROCEDURES

Section 2.1     Merger Consideration.

(a)     As of a date (the “Calculation Date”) that is not more than 15 calendar days prior to the Closing Date, Carroll shall calculate (the “Book Value Calculation”) Carroll’s total equity capital less intangible assets, if any, as of the Calculation Date (such amount, “Carroll Tangible Book Value”), it being understood that the payment (or accrual) of the expenses set forth in Schedule 2.1(a) hereto shall not be considered in determining the Carroll Tangible Book Value. Carroll shall, at least five Business Days prior to the Closing Date, provide Purchaser with the Book Value Calculation, as well as Carroll’s calculation, based on the Book Value Calculation, of the Merger Consideration and the Per Share Consideration, and any supporting documentation necessary for Purchaser to review such calculations. For such purpose and subject to the next two sentences of this Section 2.1(a), the term “total equity capital” shall have the meaning given the term “Total stockholders’ equity” in the unaudited consolidated balance sheet of Carroll at December 31, 2019 and shall be calculated in the same manner, and using the same methodology and same third-party vendors (if any), in which Carroll calculated such Total stockholders’ equity. For purposes of clarification, changes in the fair value of investment securities subsequent to September 30, 2019 shall not be considered in calculating the Carroll Tangible Book Value. The Carroll Tangible Book Value shall be calculated consistent with Exhibit D hereto, which sets forth the calculation of the Carroll Tangible Book Value as if the Calculation Date were December 31, 2019. If Purchaser, within three Business days after receipt of the Book Value Calculation (the “Purchaser Review Period”), disputes any portion of the Book Value Calculation (a “Purchaser Dispute”), then it shall promptly notify Carroll in writing thereof and Purchaser and Carroll shall negotiate in good-faith and in a commercially reasonable manner to promptly resolve the Purchaser Dispute, and the calculation of the Carroll Tangible Book Value that results from such resolution shall be the Carroll Tangible Book Value for purposes of this Agreement. If Purchaser does not dispute the Book Value Calculation before the expiration of the Purchaser Review Period, then the Book Value Calculation shall be the Carroll Tangible Book Value for purposes of calculating the Merger Consideration under this Agreement. In the event that Purchaser and Carroll cannot promptly resolve a Purchaser Dispute, then Purchaser and Carroll (i) will refer the Purchaser Dispute to an accounting firm selected by mutual agreement of Purchaser and Carroll (the “Independent Accountants”); and (ii) shall use their reasonable efforts to cause the Independent Accountants to issue within twenty (20) days after their selection a written report stating their resolution of the dispute. In issuing such report, the Independent Accountants shall be instructed to consider only those items or amounts in the Purchaser Dispute as to which Purchaser has disagreed and, in resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value or lower than the lowest value for such item claimed by either Purchaser or Carroll as presented to the Independent Accountants. Upon the Independent Accountants issuing their written report, the Carroll Tangible Book Value (as adjusted in accordance with this written report) and the items and amounts set forth therein shall be final and binding on the Parties, and none of the Parties shall bring any action or proceeding in any forum seeking to invalidate, challenge, modify or prevent enforcement of such determination. Purchaser and Carroll will bear equally all expenses of the Independent Accountants and, for the avoidance of doubt, the costs of any accounting firm other than the Independent Accountants shall be borne by the party retaining such accounting firm.

(b)     The aggregate consideration payable with respect to all shares of Carroll Common Stock that are issued and outstanding immediately prior to the Effective Time (the “Merger Consideration”) shall be cash in the amount of $25,000,000, subject to a dollar-for-dollar reduction if and to the extent that the Carroll Tangible Book Value does not equal or exceed $18,200,000.

(c)     At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Carroll or any Carroll Common Stockholder but subject to the terms and conditions of this Agreement:

(i)     Each share of Carroll Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held directly or indirectly by any of the Carroll Companies, Purchaser, or any Subsidiary of Purchaser, except shares held in fiduciary capacity or in satisfaction of a debt previously contracted, if any (each, an “Exempt Carroll Share” and collectively, the “Exempt Carroll Shares”)) shall be cancelled and converted into the right to receive, in exchange for each such share, a pro rata portion of the Merger Consideration, without interest (such amount per share, the “Per Share Consideration”), after taking into account all shares of Carroll Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Exempt Carroll Shares).

(ii)     Each Exempt Carroll Share issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(iii)     Each award of shares of Carroll Common Stock granted under the Carroll Equity Plans, whether or not vested, that is outstanding immediately prior to the Effective Time (each, a “Carroll Restricted Stock Award” and, collectively, the “Carroll Restricted Stock Awards”) shall fully vest and be cancelled and be converted into the right to receive, for each share of Carroll Common Stock represented thereby, the Per Share Consideration. Purchaser shall issue that portion of the Merger Consideration payable in respect of such Carroll Restricted Stock Award, less applicable Tax withholdings, in the same manner as the Merger Consideration is delivered to other Carroll Common Stockholders.

Section 2.2	Merger Sub Stock.

At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

Section 2.3	Exchange Fund; Exchange of Carroll Certificates.

(a)     Subject to the other provisions of this Article II, on or immediately prior to the Closing Date, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of the Carroll Common Stockholders, for exchange in accordance with this Agreement, through the Exchange Agent, an amount of cash equal to the Merger Consideration (the “Exchange Fund”).

(b)     As a condition to receiving the Per Share Consideration for each share of Carroll Common Stock held by a holder thereof, such holder shall be required to duly execute and deliver to the Exchange Agent a letter of transmittal (each, a “Letter of Transmittal”). As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Carroll has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Carroll Certificate a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Carroll Certificate shall pass, only upon delivery of the Carroll Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the Carroll Certificates in exchange for the Merger Consideration as provided for in this Agreement (such Letter of Transmittal and instructions to include applicable provisions with respect to delivery of an “agent’s message” or other appropriate instructions with respect to shares of Carroll Common Stock that are book-entry shares). As soon as is practicable after the Effective Time, upon delivery of a Letter of Transmittal to the Exchange Agent by each holder of Carroll Common Stock, duly completed and executed in accordance with the instructions therein, together with all deliveries required thereby, the Exchange Agent shall pay to such holder, in accordance with the payment delivery provisions set forth in the Letter of Transmittal, the Merger Consideration due to such holder contemplated by Section 2.1. Each Carroll Certificate so surrendered shall fortwith be cancelled. Until so surrendered, each Carroll Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Merger Consideration. In the event of a transfer of ownership of any shares of Carroll Common Stock which is not registered in the transfer records of Carroll, the Merger Consideration may be paid to such a transferee if the Carroll Certificate representing such shares of Carroll Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(c)     The Merger Consideration payable pursuant to Section 2.1 hereof upon the surrender of Carroll Certificates in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the shares of Carroll Common Stock formerly represented by such Carroll Certificates, subject, however, to Purchaser’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Carroll on the shares of Carroll Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the Effective Time, the share transfer books of Carroll shall be closed, and there shall be no further registration of transfers on the share transfer books of Purchaser of the shares of Carroll Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Carroll Certificate is presented to Purchaser for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(d)     If any Carroll Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Carroll Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in such reasonable amount as Purchaser may direct as indemnity against any claim that may be made against it with respect to such Carroll Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Carroll Certificate the Merger Consideration pursuant to this Article II.

(e)     Purchaser and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as Purchaser and the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any provision of state, local or foreign Tax Law. To the extent that amounts are so properly withheld and paid over to the appropriate Taxing Authority by Purchaser or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Carroll Common Stock in respect of which such deduction and withholding was made by Purchaser or the Exchange Agent.

(f)     Any portion of the Exchange Fund that remains unclaimed by the Carroll Common Stockholders for 12 months after the Effective Time shall be delivered by the Exchange Agent to Purchaser. Any Carroll Common Stockholder who has not theretofore complied with this Article II shall thereafter be entitled to look only to Purchaser for payment of the Carroll Common Stockholder’s share of the Merger Consideration in respect of each share of Carroll Common Stock that such Carroll Common Stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(g)     None of Purchaser, Carroll or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Person in respect of any distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Carroll Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Purchaser, free and clear of all claims or interest of any Person previously entitled thereto or their successors, assigns or personal representatives.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF Carroll

Carroll represents and warrants to Purchaser and Merger Sub, for itself and with respect to and on behalf of each of the Carroll Companies (to the extent applicable), that the statements contained in this Article III (and as Disclosed in the Carroll Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of Carroll contained in this Article III shall be deemed untrue or incorrect, and Carroll shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Carroll Material Adverse Effect, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided further, however, that the foregoing standard shall not apply to representations and warranties made in Sections 3.1(a) (other than 3.1(a)(iii)), 3.1(b) (other than 3.1(b)(iii)), 3.1(c), 3.1(d)(i), 3.2, 3.3 (other than 3.3(b)(iii)), 3.6 (other than 3.6(c)), 3.14, 3.18, 3.27 and 3.39, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article III Standard”).

Carroll has made a good faith effort to ensure that the information Disclosed in each of the Carroll Disclosure Schedules corresponds to the section referenced herein. For purposes of the Carroll Disclosure Schedules, however, any item Disclosed on any Carroll Disclosure Schedule therein is deemed to be fully Disclosed with respect to all Carroll Disclosure Schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such Carroll Disclosure Schedule that such item applies to such other Carroll Disclosure Schedule.

Section 3.1	Organization.

(a)     (i) Carroll is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. Carroll is a bank holding company duly registered under the BHC Act. (ii) Carroll has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. (iii) Carroll is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Carroll Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Carroll engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b)     (i) Carroll Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland. (ii) Carroll Bank has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. (iii) Carroll Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Carroll Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)     Carroll Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of Carroll Bank are insured by the FDIC through the Deposit Insurance Fund to the extent provided in the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Carroll, threatened.

(d)     Carroll Disclosure Schedule 3.1(d) contains a complete and accurate list of all Carroll Subsidiaries. (i) Each Carroll Subsidiary is duly formed, validly existing and in good standing under the laws of the state of its formation and has the power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. (ii) Each Carroll Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Carroll Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than the equity interests of the Carroll Subsidiaries listed on Carroll Disclosure Schedule 3.1(d), and other than investments made in the Ordinary Course, Carroll does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any Entity.

(e)     The respective minute books of the Carroll Companies accurately reflect, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of Carroll or the applicable Carroll Subsidiary.

(f)     Prior to the date of this Agreement, Carroll has delivered or made available to Purchaser true, correct and complete copies of the Charter Documents of the Carroll Companies, each as in effect on the date hereof. Such Charter Documents comply with applicable Law, except for any failure to be in compliance that would not have a Carroll Material Adverse Effect.

(g)     None of the Carroll Subsidiaries is no longer operational or provides any business function for or on behalf of Carroll or Carroll Bank.

Section 3.2	Capitalization.

(a)     The authorized capital stock of Carroll consists of (i) 9,000,000 shares of common stock, par value $.01 per share (“Carroll Common Stock”), of which, as of the date of this Agreement, 1,155,765 shares are duly and validly issued and outstanding (including 15,908 allocated shares of Carroll Common Stock and 23,140 unallocated shares of Carroll Common Stock held by, or for the benefit of, the Carroll ESOP (as of December 31, 2019); 2,726 shares of ungranted Carroll Restricted Stock Awards; and 2,096 shares of Carroll Common Stock granted but unvested pursuant to Carroll Restricted Stock Awards), and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which, as of the date of this Agreement, no shares are issued and outstanding. There are no issued or outstanding options to purchase shares of Carroll Common Stock. Except as provided in Carroll Disclosure Schedule 3.2(a), as of the date of this Agreement, there are not outstanding any bonds, debentures, notes or other indebtedness of any Carroll Company having the right to vote (or that are convertible into, or exchangeable for, securities of Carroll having the right to vote) on any matters on which stockholders of Carroll may vote, nor are any trust preferred or subordinated debt securities of any Carroll Company issued or outstanding. All of the issued and outstanding shares of Carroll Common Stock have been duly authorized and validly issued and are fully paid and nonassessable under the MGCL, free of preemptive rights, and were not issued in violation of the preemptive rights or other rights to subscribe for or purchase securities of any Person or in violation of any applicable Laws. Except as set forth in this Section 3.2(a) or Disclosed in Carroll Disclosure Schedule 3.2(a) and/or Carroll Disclosure Schedule 3.2(b), no Carroll Company has issued or is bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance of, or right to receive dividends or other distributions on, any shares of Carroll Common Stock or any other security of Carroll or any securities representing the right to vote, purchase or otherwise receive any shares of Carroll Common Stock or any other security of Carroll.

(b)     Carroll Disclosure Schedule 3.2(b) sets forth a list of (i) all plans and arrangements of the Carroll Companies under which shares of restricted capital stock and/or any Rights have been or may be granted or awarded (each, a “Carroll Equity Plan” and collectively, the “Carroll Equity Plans”), (ii) all outstanding shares of restricted capital stock granted pursuant to a Carroll Equity Plan, including with respect to such restricted shares, the name of the holder, the grant date and the vesting schedule, and (iii) all other outstanding agreements, awards or arrangements granting or providing any shares of capital stock or Rights under any Carroll Equity Plan, including with respect to such agreements, awards or arrangements, the type of Right, the name of the holder, the grant date, the vesting schedule and any performance or other requirements.

(c)     Carroll owns, directly or indirectly, all of the capital stock or other equity ownership interests of the Carroll Subsidiaries, free and clear of any Liens, Contracts and restrictions of any kind or nature, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No capital stock (or other equity interest) of any Carroll Subsidiary is or may become required to be issued (other than to another Carroll Company) by reason of any Rights, and there are no Contracts by which a Carroll Subsidiary is bound to issue (other than to another Carroll Company) additional shares of its capital stock (or other equity interests) or Rights or by which any Carroll Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of a Carroll Subsidiary (other than to another Carroll Company). There are no Contracts relating to the rights of any Carroll Company to vote or to dispose of any shares of its capital stock (or other equity interests), or any shares of capital stock (or other equity interests) of a Carroll Subsidiary.

(d)     Except as Disclosed in Carroll Disclosure Schedule 3.2(d), to the Knowledge of Carroll no person or group is the beneficial owner of five percent or more of the outstanding shares of Carroll Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(e)     There are no Contracts pursuant to which any Carroll Company is or could be required to register shares of the capital stock or other securities of a Carroll Company under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Rights or other securities of any Carroll Company. No Carroll Subsidiary owns any capital stock of Carroll.

(f)     No holder of Carroll Common Stock is or will be entitled to exercise any rights of an objecting stockholder pursuant to Subtitle 2 of Title 3 of the MGCL in connection with the Contemplated Transactions.

(g)     Carroll does not have a dividend reinvestment plan or any stockholders’ rights plan.

Section 3.3	Authority; No Violation; Carroll Debt.

(a)     Carroll has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the receipt of all consents, waivers and approvals Disclosed in Carroll Disclosure Schedule 3.4 and approval of the Merger by the holders of Carroll Common Stock as required by Carroll’s Charter Documents and the MGCL, to consummate the Contemplated Transactions and to otherwise perform its obligations under this Agreement. The execution and delivery of this Agreement by Carroll and the consummation by Carroll of the Contemplated Transactions, up to and including the Merger, have been duly and validly authorized and approved by the board of directors of Carroll, and no other corporate proceedings on the part of Carroll are necessary to consummate the Contemplated Transactions except for (i) approval of the Merger Agreement and the Merger by the holders of Carroll Common Stock as required by Carroll’s Charter Documents and the MGCL, and (ii) and the authorization and approval of the Roll-Up Merger Agreement and the Roll-Up Merger by the board of directors and stockholders of Carroll as required by Carroll’s Charter Documents and the MGCL, which authorizations and approvals will be obtained immediately following the Effective Time. This Agreement has been duly and validly executed and delivered by Carroll and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and Merger Sub, constitutes a legal, valid and binding obligation of Carroll, enforceable against Carroll in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)     The execution and delivery of this Agreement by Carroll, the consummation by the Carroll Companies of the Contemplated Transactions, and compliance by Carroll with any of the terms or provisions hereof, subject to: (w) the receipt of all consents, waivers and approvals Disclosed in Carroll Disclosure Schedule 3.4; (x) the approval of the Merger by the holders of Carroll Common Stock as required by Carroll’s Charter Documents and the MGCL; (y) the approval of the Roll-Up Merger Agreement and the Roll-Up Merger by the board of directors of Carroll and the approval of the Roll-Up Merger by the holders of Carroll Common Stock as required by Carroll’s Charter Documents and the MGCL; and (z), Carroll’s, Purchaser’s and Merger Sub’s compliance with any conditions contained in this Agreement, do not and will not:

(i)     Conflict with, or result in a breach of, any provision of the Charter Documents of the Carroll Companies;

(ii)     Violate, or constitute or result in a default under, or require any consent, waiver, approval or similar action pursuant to, any Law applicable to the Carroll Companies or any of their respective properties or assets, except where such violation would not have a Carroll Material Adverse Effect; or

(iii)     Except as Disclosed in Carroll Disclosure Schedule 3.3(b) or pursuant to which consent or notification is required as Disclosed in Carroll Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of any Carroll Company under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, Contract or other instrument or obligation to which such Carroll Company is a party, or by which it or any of its properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Carroll Material Adverse Effect.

(c)     Carroll Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of all consents Disclosed in Carroll Disclosure Schedule 3.4, to consummate the Contemplated Transactions. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved and authorized by the boards of directors of Carroll and Carroll Bank and by Carroll, as the sole stockholder of Carroll Bank, and no other corporate proceedings on the part of Carroll Bank are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. The Bank Merger Agreement has been duly authorized and, assuming the due authorization, execution and delivery of the Bank Merger Agreement by FM Bank, will be a legal, valid and binding agreement of Carroll Bank enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. At the Closing, all other Contracts, documents and instruments to be executed and delivered by Carroll Bank that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Carroll Bank and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Carroll Bank, enforceable against Carroll Bank in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(d)     The approval of the Merger by the holders of Carroll Common Stock is the only vote of holders of any class of Carroll capital stock necessary to adopt and approve this Agreement and the Contemplated Transactions. The affirmative vote of Persons holding at least a majority of the issued and outstanding shares of Carroll Common Stock as of the record date for the Carroll Common Stockholders’ Meeting is required to approve the Merger under the MGCL and Carroll’s Charter Documents.

(e)     Carroll’s board of directors, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and are in the best interests of Carroll and its stockholders, (ii) authorized and approved this Agreement and the Contemplated Transactions, (iii) directed that the Merger be submitted for consideration at the Carroll Common Stockholders’ Meeting, and (iv) except as permitted by Section 5.7(a)(ii) hereof, recommended that its stockholders approve the Merger.

(f)     No Carroll Company has any debt that is secured by Carroll Bank capital stock.

Section 3.4	Consents; Governmental Approvals.

Except as described in Section 3.3(b) of this Agreement and Disclosed in Carroll Disclosure Schedule 3.4, no consents, waivers or approvals of, or filings or registrations with, any Governmental Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by Carroll or the consummation of the Contemplated Transactions by Carroll. Carroll has no reason to believe that it will not be able to obtain all requisite consents, waivers or approvals from the Governmental Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of Carroll, no fact or circumstance exists, including any possible other transaction pending or under consideration by Carroll or any Carroll Company, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, waivers or approvals required from, any Governmental Authority, or (b) cause a Governmental Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 3.5	Financial Statements and Related Matters.

(a)     Carroll has delivered or made available to Purchaser the Carroll Financials, except those pertaining to annual and quarterly periods ending on or after September 30, 2019 and monthly periods commencing after January 31, 2020, which it will deliver or make available by each respective delivery date as required by this Agreement. The Carroll Financials with respect to periods ending prior to the date of this Agreement (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Carroll Companies and (ii) fairly present, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of Carroll as of and for the periods ended on the dates thereof. The Carroll Financials with respect to periods ended prior to the date of this Agreement comply in all material respects with applicable accounting and regulatory requirements and, other than the Internal Carroll Financials, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b)     Carroll did not, as of the date of the Carroll Financials or any subsequent date, have any Liabilities or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the Carroll Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for Liabilities and loss contingencies that are not material in the aggregate and that are incurred in the Ordinary Course, and except for Liabilities and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Carroll Material Adverse Effect and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

(c)     During the periods covered by the Carroll Financials with respect to periods ended prior to the date of this Agreement, each of Carroll’s independent public accounting firms, Dixon Hughes Goodman LLP and S.R. Snodgrass, P.C., was independent of Carroll and its management. As of the date hereof, Carroll’s independent public accounting firm, S.R. Snodgrass, P.C., has not resigned (or informed Carroll that it intends to resign) or been dismissed as a result of or in connection with any disagreements with Carroll on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 3.6     No Material Adverse Effect.

Since September 30, 2019:

(a)     no events have occurred that have had a Carroll Material Adverse Effect;

(b)     neither Carroll nor any Carroll Subsidiary has suffered any adverse change in its assets (including loan portfolio), Liabilities, liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, that in the aggregate has had or is reasonably likely to have a Carroll Material Adverse Effect; and

(c)     Carroll and the Carroll Subsidiaries have carried on their respective businesses only in the Ordinary Course.

Section 3.7	Taxes.

(a)     Except as Disclosed in Carroll Disclosure Schedule 3.7(a), all Carroll Tax Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, each of the Carroll Companies have been filed on a timely basis in accordance with all applicable Laws, and such Carroll Tax Returns are true, complete and correct in all material respects, or requests for extensions to file the Carroll Tax Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Carroll Material Adverse Effect. All Carroll Taxes shown to be due and payable on the Carroll Tax Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the Carroll Financials for the payment of such Carroll Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had a Carroll Material Adverse Effect. Each of the Carroll Companies has timely withheld and paid over all Carroll Taxes required to have been withheld and paid over by it, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the Carroll Companies with respect to Carroll Taxes, other than Liens for Carroll Taxes not yet due and payable.

(b)     Except as Disclosed in Carroll Disclosure Schedule 3.7(b), no deficiencies for Carroll Taxes have been claimed, proposed or assessed, with notice to any of the Carroll Companies, by any taxing or other governmental authority against the Carroll Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the Carroll Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Carroll Material Adverse Effect. There are no pending audits relating to a Liability for Carroll Tax of which any of the Carroll Companies has received written notice. Except as Disclosed in Carroll Disclosure Schedule 3.7(b), none of the Carroll Companies is a party to any action or proceeding for assessment or collection of Carroll Taxes, nor have such events been asserted or, to the Knowledge of Carroll, threatened against any of the Carroll Companies or any of their assets. No waiver or extension of any statute of limitations relating to Carroll Taxes is in effect with respect to the Carroll Companies. No power of attorney has been executed by any of the Carroll Companies with respect to any Carroll Tax matter that is currently in force.

(c)     The Carroll Companies have disclosed on the federal income tax Carroll Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the Carroll Companies has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the IRC by reason of a change in accounting method or otherwise. None of the property of the Carroll Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC). Except as Disclosed in Carroll Disclosure Schedule 3.7(c), none of the Carroll Companies is a party to any tax sharing agreement or has any continuing obligations under any prior tax sharing agreement. None of the Carroll Companies is, or has been, a member of any affiliated group within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local, or non-U.S. Law other than a group the common parent of which was Carroll.

(d)     None of the Carroll Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e)     True and complete copies of the federal income tax returns and any amendments thereto of the Carroll Companies as filed with the IRS for the year ended December 31, 2018 have been furnished to Purchaser; true and complete copies of the federal income tax returns of the Carroll Companies for the year ended December 31, 2019 will be furnished to Purchaser within five Business Days of filing; and, if the Effective Date is later than the due dates therefor, true and complete copies of the federal income tax returns of the Carroll Companies for the years ending after December 31, 2019 will be furnished to Purchaser within five Business Days of filing.

(f)     True and complete copies of the state income tax returns of the Carroll Companies as filed with the State of Maryland for the year ended December 31, 2018 have been furnished to Purchaser; true and complete copies of the state income tax returns of the Carroll Companies for the year ended December 31, 2019 will be furnished to Purchaser within five Business Days of filing; and, if the Effective Date is later than the due dates therefor, true and complete copies of the state income tax returns of the Carroll Companies for the years ending on or after December 31, 2019 will be furnished to Purchaser within five Business Days of filing.

Section 3.8	Contracts; Certain Changes.

(a)     Carroll Disclosure Schedule 3.8(a) lists each Contract (including any and all amendments thereto) to which a Carroll Company is a party or subject and that is material to it or its business and that is not Disclosed in Carroll Disclosure Schedule 3.11, Carroll Disclosure Schedule 3.13(a) or Carroll Disclosure Schedule 3.15(a), including, without limitation, Contracts of the following types:

(i)     Any employment, consulting, severance, “change-in-control,” indemnification, retirement or termination Contract with or for any officer, director, employee, independent contractor, agent or other Person;

(ii)     Any Contract providing for compensation, bonuses, pensions, equity awards, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other Person;

(iii)     Except as provided in its Governing Documents, any Contract that provides for the indemnification of any of its present or former directors, officers or employees, or other Persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Carroll Company and, to the Knowledge of Carroll, there are no claims for which any such Person would be entitled to indemnification under its Governing Documents, under any applicable Law or under any indemnification agreement;

(iv)     Any collective bargaining agreement with any labor union relating to its employees;

(v)     Any Contract that by its terms limits the Carroll Company’s payment of dividends;

(vi)     each Contract (other than any Carroll Benefit Plan) providing for or resulting in payments by the Carroll Company that exceeded $20,000 in the calendar year ended December 31, 2019;

(vii)     Any Contract (A) evidencing or relating to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty, indemnity or otherwise, in respect of which it is an obligor to any Person, other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances and “treasury tax and loan” accounts established in the Ordinary Course and transactions in “federal funds,” or (B) that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, that would be applicable on or after the Effective Time;

(viii)     Any Contract that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(ix)     Any Contract involving Intellectual Property (other than Contracts entered into in the Ordinary Course with customers and off-the-shelf, “shrink wrap” or force placed software licenses), including but not limited to software licenses, hosted services (such as software-as-a-service) agreements, support agreements and other computing or systems-related agreements;

(x)     Any lease for real property;

(xi)     Any Contract for the sale of any real or personal (tangible or intangible) properties other than in the Ordinary Course, or for the grant of any option or preferential rights to purchase any such properties;

(xii)     Any Contract for the construction, modification or repair of any building, structure or facility or for any capital expenditures or for the acquisition of fixed assets providing for payments in excess of $10,000;

(xiii)     Any Contract with any broker-dealer or investment adviser;

(xiv)     Any investment advisory Contract with any investment company registered under the Investment Company Act of 1940;

(xv)     Any Contract with, or membership in, any local clearing house or self-regulatory organization;

(xvi)     Any Contract (other than this Agreement) that restricts or prohibits the Carroll Company from engaging in any type of business permissible under applicable Law (it being understood that any non-compete, non-solicitation or similar provision shall be deemed material);

(xvii)     Any Contract containing covenants of any Person in favor of the Carroll Company not to (A) compete or do business in any line of business or in any geographical area or with any Person, or (B) disclose the confidential information of the Carroll Company (other than customary confidentiality obligations);

(xviii)     Any Contract that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any of its material assets, rights or properties;

(xix)     Any Contracts pursuant to which any party thereto is required to purchase or sell a stated portion of its requirements or output to another party or perform a stated amount of service for, on behalf of, or upon the referral of another party

(xx)     Any Contract under which the Carroll Company would incur a fee upon its termination in excess of $10,000;

(xxi)     Any Contract relating to the acquisition by the Carroll Company of any operating business or the capital stock or equity interest of any other Person that has not been consummated or that has been consummated but contains representations, covenants, guaranties, indemnities or other obligations that remain in effect, including, without limitation, covenants to (A) make earn-out payments or fulfill other similar contingent obligations, (B) make “clawback” payments or similar undertakings requiring the contribution, reimbursement or refund of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Carroll Company, (C) co-invest with any other Person, (D) provide seed capital or similar investment capital, or (E) invest in any investment product;

(xxii)     Any Contract in respect of any joint venture, partnership or other similar arrangement (including, without limitation, any joint development agreement);

(xxiii)     Any Contract pursuant to which the Company or Trusted has tax indemnity arrangements or any Contract regarding the filing of tax returns, relating to the sharing of tax benefits or Liabilities, or the allocation of taxes;

(xxiv)     Contracts currently in negotiation by the Carroll Company of a type which, if entered into, would be required to be Disclosed in Carroll Disclosure Schedule 3.8(a) or to be Disclosed on any other Carroll Disclosure Schedule hereto;

(xxv)     Any Contract by the Carroll Company with an Affiliate of the Carroll Company; and/or

(xxvi)     Any Contract not disclosed pursuant to the other items of this paragraph (a) that would constitute a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b)     True and correct copies of the Contracts Disclosed in Carroll Disclosure Schedule 3.8(a) (limited to Contracts with annual payments in excess of $20,000 unless a representation made in Section 3.8(a) in respect of a Contract specifies a lower dollar amount, in which case such lower dollar amount shall be substituted for the foregoing $20,000 threshold), Carroll Disclosure Schedule 3.12(b), Carroll Disclosure Schedule 3.13(a) and Carroll Disclosure Schedule 3.15(a) have been made available to Purchaser on or before the date hereof and are in full force and effect on the date hereof. None of the Carroll Companies nor, to the Knowledge of Carroll, any other party to any such Contracts, has breached any provision of, or is in default under any term of, any such Contracts and no party to any such Contracts will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, except where such breach, default or termination is not reasonably likely to have, individually or in the aggregate, a Carroll Material Adverse Effect.

(c)     Except as Disclosed in Carroll Disclosure Schedule 3.8(c), since September 30, 2019, through and including the date of this Agreement, none of the Carroll Companies has (i) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans, loan commitments and the disposition of REO in the Ordinary Course, (iii) entered into any lease of real or personal property requiring annual payments in excess of $20,000, other than in connection with foreclosed property or in the Ordinary Course, or (iv) changed any accounting methods, principles or practices affecting its assets, Liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(d)     Except as Disclosed in Carroll Disclosure Schedule 3.8(d), none of the Carroll Companies has issued, or is obligated under, any letter of credit that is not fully secured.

Section 3.9	Ownership of Personal Property; Insurance Coverage.

(a)     Each of the Carroll Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Carroll Financials or acquired subsequent thereto, subject to no Liens, except:

(i)     Those items that secure Liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are Disclosed in Carroll Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii)     Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the Ordinary Course for amounts not yet due or that are being contested in good faith;

(iii)     Statutory Liens securing payments not yet due or that are being contested in good faith;

(iv)     Liens for current Carroll Taxes not yet due and payable;

(v)     Pledges to secure deposits and other Liens incurred in the Ordinary Course of the business of banking;

(vi)     Liens, imperfections or irregularities of title, and other defects of title that are not reasonably likely to have a Carroll Material Adverse Effect;

(vii)    Easements, rights of way and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(viii)   With respect to personal property reflected in the balance sheets contained in the Carroll Financials, (A) dispositions and encumbrances for adequate consideration in the Ordinary Course since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(ix)     Those items that are reflected as Liabilities in the Carroll Financials; and

(x)     Items of personal property that are held in any fiduciary or agency capacity (collectively, “Carroll Permitted Liens”).

(b)     With respect to material items of real and personal property that are used in the conduct of its business and leased from other Persons, each of the Carroll Companies has the right under valid, binding and existing leases to use such real and personal property in all material respects as presently occupied and used. There is not under any such lease any material existing default by any Carroll Company or, to the Knowledge of Carroll, any other party thereto, or any event that with notice or lapse of time would constitute such a material default and all rent and other sums and charges due and payable under such leases have been paid.

(c)     With respect to all agreements pursuant to which any of the Carroll Companies has purchased securities subject to an agreement to resell, if any, it has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d)     Each of the Carroll Companies currently maintains Insurance Policies with reputable insurers against such risks and in such amounts as the management of Carroll has reasonably determined to be prudent for such Carroll Company’s operations and, to the Knowledge of Carroll, such Insurance Policies are similar in scope and coverage in all material respects to Insurance Policies maintained by other similarly-situated businesses. Each of Carroll and each Carroll Subsidiary is in compliance with its Insurance Policies, is not in default under any of the terms thereof and has made accurate statements on any insurance renewal application. Each such Insurance Policy is in full force and effect and, except for Insurance Policies insuring against potential Liabilities of officers, directors and employees of Carroll and the Carroll Subsidiaries, Carroll or the relevant Carroll Subsidiary is the sole beneficiary of such Insurance Policies. All premiums and other payments due under such Insurance Policies have been paid, and all material notices and claims thereunder have been filed in a due and timely fashion. Carroll Disclosure Schedule 3.9(d) identifies all Insurance Policies maintained by the Carroll Companies.

(e)     None of the Carroll Companies has received notice from any insurance carrier that:

(i)     Any of its Insurance Policies will be cancelled, terminated or not renewed or that coverage thereunder will be reduced or eliminated; or

(ii)     Premium costs with respect to any such Insurance Policy will be materially increased.

(f)     No material claims are pending under such Insurance Policies and none of the Carroll Companies has received any notices under such Insurance Policies. All such Insurance Policies are valid and enforceable and in full force and effect. Within the last three years, each of the Carroll Companies has received each type of insurance coverage for which it has applied and, during such periods, it has not been denied indemnification for any material claims submitted under any of its Insurance Policies.

Section 3.10	Proceedings.

No Proceeding is pending or, to the Knowledge of Carroll, threatened against any of the Carroll Companies or any of their properties, or against any current or former officer, director or employee of a Carroll Company in their capacities as such or a Carroll Benefit Plan, or against any asset, interest, or right of any of them, and to the Knowledge of Carroll there are no facts that reasonably could be expected to be the basis for any such Proceeding. To the Knowledge of Carroll, no pending or threatened Proceeding could reasonably be expected to (a) have a Carroll Material Adverse Effect, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the Carroll Companies to perform their obligations under this Agreement. None of the Carroll Companies is in default with respect to any Order to which it is subject.

Section 3.11	Compliance with Applicable Law.

Except as Disclosed in Carroll Disclosure Schedule 3.11:

(a)     Each of the Carroll Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Carroll Material Adverse Effect;

(b)     Each of the Carroll Companies has, and since December 31, 2017, has had, all material permits, licenses, authorizations, orders and approvals of all Governmental Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted, and have paid all fees and assessments due and payable in connection therewith; (ii) all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Carroll, threatened, and to the Knowledge of Carroll no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Governmental Authorities in order to consummate the Contemplated Transactions. None of the Carroll Companies is in default or violation of any such permits, licenses, authorizations, orders and approvals. None of the Carroll Companies have been given notice or been charged with any violation of any Law or condition to approval of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Carroll Material Adverse Effect;

(c)     Except as has not had a Carroll Material Adverse Effect, since December 31, 2017, each of the Carroll Companies has timely filed all reports, forms, filings, schedules, information, data, registrations, submissions, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Governmental Authority (collectively, the “Carroll Reports”), and has paid all fees and assessments due and payable in connection therewith, and each of such Carroll Reports were complete and accurate in all material respects and complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such Carroll Reports contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices. Except as Disclosed in Carroll Disclosure Schedule 3.11, there (i) is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Carroll Company (not including any supervisory suggestions or recommendations), (ii) are no outstanding formal or informal inquiries by, or unresolved disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of any Carroll Company, and (iii) none of the Carroll Companies is required to file periodic reports pursuant to Sections 13 or 15(d) of the Exchange Act;

(d)     No Governmental Authority has initiated or, to the Knowledge of Carroll, threatenened any Proceeding into the business or operations of the Carroll Companies that has not been resolved;

(e)     Since December 31, 2017, none of the Carroll Companies has received any notification or communication from any Governmental Authority:

(i)     Asserting that it is not in material compliance with any Law that such Governmental Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)     Threatening to revoke any license, franchise, permit or governmental authorization that is material to it; or

(iii)     Except as Disclosed in Carroll Disclosure Schedule 3.11, requiring or threatening to require it, or indicating that it may be required, to enter into an Order or any other agreement directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such Order or other agreement described in this Section 3.11(e)(iii) and addressed specifically to a Carroll Company is referred to herein as a “Carroll Regulatory Agreement”);

(f)     Other than as Disclosed in Carroll Disclosure Schedule 3.11 (unless such Disclosure is prohibited by Law), none of the Carroll Companies has received, consented to or entered into any Carroll Regulatory Agreement that is currently in effect, nor has any Carroll Company been advised since December 31, 2017 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Carroll Regulatory Agreement that has not already been issued, initiated, ordered or requested;

(g)     There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any Carroll Regulatory Agreement, except to the extent permitted by such Carroll Regulatory Agreement;

(h)     There is no Order or other regulatory restriction imposed upon or entered into by any of the Carroll Companies or upon any of their assets;

(i)     Since December 31, 2017, (i) no Carroll Company nor, to the Knowledge of Carroll, any director, officer, employee, auditor, accountant or other Representative of any Carroll Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any Carroll Company, whether or not employed by it, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any director or officer; and

(j)     Carroll has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable Laws.

Section 3.12	Labor Matters.

(a)     Carroll Disclosure Schedule 3.12(a) identifies, for each current employee of the Carroll Companies (each, a “Carroll Employee” and collectively, the “Carroll Employees”), his or her name, position and title with the Carroll Companies, base salary, wages, commissions, sales incentive award levels, and other compensation levels, and all fringe benefits that are available to the Carroll Employees or in which they are eligible to participate.

(b)     Except as Disclosed in Carroll Disclosure Schedule 3.8(a) or Carroll Disclosure Schedule 3.12(b), none of the Carroll Companies is a party to any employment, consulting, severance, retention, termination or similar agreement or arrangement (i) under which any Carroll Company has any obligation to any Carroll Employee or any former employee of a Carroll Company or (ii) that causes any Carroll Employee to be other than an “at will” employee. Except as Disclosed in Carroll Disclosure Schedule 3.12(b), none of the Carroll Companies has made any promise or representation to any Carroll Employee regarding continuation of such Carroll Employee’s employment by the Carroll Companies or Purchaser following the Closing

(c)     There are no Proceedings, labor disputes or grievances pending or, to the Knowledge of Carroll, threatened or reasonably anticipated relating to any labor, safety, wage rate or discrimination matters involving any employee of any Carroll Company. There are no labor or collective bargaining agreements to which any of the Carroll Companies is a party. There is no union organizing effort pending or, to the Knowledge of Carroll, threatened, against any of the Carroll Companies or involving employees of any of the Carroll Companies. There is no labor strike or labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage, lockout or other job action pending or, to the Knowledge of Carroll, threatened, against any of the Carroll Companies. No Proceeding asserting that any of the Carroll Companies has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935 or comparable state law) or other violation of state or federal labor Law or seeking to compel any of the Carroll Companies to bargain with any labor organization or other employee representative as to wages or conditions of employment is pending or, to the Knowledge of Carroll, threatened, with respect to any of the Carroll Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority (other than routine employee grievances that are not related to union employees). Each of the Carroll Companies is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. Except as Disclosed in Carroll Disclosure Schedule 3.12(c), there is no pending or, to the Knowledge of Carroll, threatened, Proceeding against any of the Carroll Companies under any applicable labor or employment Law or brought or made by a current or former employee or applicant for employment.

(d)     To the Knowledge of Carroll, no Carroll Employee is a party to, or is otherwise bound by, any Contract, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Carroll Employee’s duties to Carroll. To the Knowledge of Carroll, no Carroll Employee is in material breach of any employment contract, nondisclosure agreement or noncompetition agreement by which such Carroll Employee is bound.

(e)     All Carroll Employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the Carroll Employees are employed. Each individual who renders services to any Carroll Company has provided proof of employment eligibility and is properly classified by Carroll as having the status of an employee or contractor or other non-employee status (including for purposes of taxation and tax reporting and under Carroll Benefit Plans).

Section 3.13	ERISA.

(a)     Carroll has Disclosed in Carroll Disclosure Schedule 3.13(a) a complete and accurate list of the Carroll Benefit Plans and made available to Purchaser a copy of all available written documents regarding such Carroll Benefit Plans including:

(i)     A copy of each of the Carroll Benefit Plans and any related trust agreements or other funding arrangements;

(ii)     The most recent actuarial reports (if any) and financial reports it has received relating to the Carroll Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(iii)     The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to the Carroll Benefit Plans that have been filed with the United States Department of Labor;

(iv)     The most recent favorable determination letters (or opinion letter for a prototype plan) issued by the IRS that pertain to any of the Carroll Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(v)     Summary plan descriptions and any amendments or material modifications thereto and any insurance, third party administrator or administrative services only Contracts related to the Carroll Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b)     None of the Carroll Companies has ever sponsored a benefit plan subject to IRC Section 412 or Title IV of ERISA.

(c)     Except pursuant to Contracts relating to employment Disclosed in Carroll Disclosure Schedule 3.8 or Carroll Disclosure Schedule 3.12(b) or as Disclosed in Carroll Disclosure Schedule 3.13(c), no Carroll Benefit Plan provides, and none of the Carroll Companies has any obligation to provide, health or welfare benefits to any individual following termination of such individual’s employment or service with it or an Affiliate (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended or any similar state law).

(d)     To the Knowledge of Carroll, none of the Carroll Companies has ever contributed to, or otherwise incurred, any Liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(e)     Each Carroll Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Patient Protection and Affordable Care Act of 2010, and any other applicable Laws governing the Carroll Benefit Plan, and each Carroll Benefit Plan has at all times been administered in all material respects in accordance with all requirements of applicable Law and in accordance with its terms. Each pension plan adopted by the Carroll Companies that is intended to be qualified under Section 401(a) of the IRC is so qualified, and, to the Knowledge of Carroll, each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each of the pension plans adopted by the Carroll Companies is, and from its establishment has been, exempt from federal income tax under Section 501(a) of the IRC. Each of the pension plans adopted by the Carroll Companies has received, or is entitled to rely upon, a favorable determination letter (or opinion letter for a prototype plan) from the IRS, and to the Knowledge of Carroll there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter or opinion letter. No Proceeding (other than routine claims for benefits) has been filed, is pending or, to the Knowledge of Carroll, is threatened, with respect to any Carroll Benefit Plan and, to the Knowledge of Carroll, there is no fact or contemplated event that would give rise to any Proceeding (other than routine claims for benefits) with respect to any Carroll Benefit Plan. Without limiting the foregoing, to the Knowledge of Carroll, the following are true:

(i)     Each Carroll Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(ii)     With respect to each Carroll Benefit Plan, to the Knowledge of Carroll there is no occurrence or Contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iii)     Except as Disclosed in Carroll Disclosure Schedule 3.13(d)(iv), no Carroll Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(iv)     No Carroll Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no Carroll Benefit Plan or any related trust assets or agreements are subject to the laws of any jurisdiction other than the United States of America or any state, county or municipality of the United States;

(v)     None of the welfare plans adopted by the Carroll Companies is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vi)     All of the welfare plans adopted by the Carroll Companies and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, (C) the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and (D) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(vii)     With respect to each Carroll Benefit Plan, Carroll or any Carroll ERISA Affiliate has the authority to amend or terminate such Carroll Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the Carroll Benefit Plan.

(f)     There is no existing or, to the Knowledge of Carroll, contemplated, audit of any Carroll Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC, any other Governmental Authority. In addition, there is no pending or, to the Knowledge of Carroll, threatened Proceeding by, on behalf of or with respect to any Carroll Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Carroll Benefit Plan, alleging any violation of ERISA or any other applicable Laws, or claiming benefits (other than claims for benefits made in the Ordinary Course), nor, to the Knowledge of Carroll, is there any basis likely to enable such Proceeding to prevail.

(g)     Except as Disclosed in Carroll Disclosure Schedule 3.13(g), (i) no payment contemplated or required by or under any Carroll Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof), (ii) no Carroll Benefit Plan provides for the gross-up or reimbursement of taxes under Sections 280G, 4999 or 409A of the IRC, and (iii) neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of any of the Carroll Companies.

(h)     Except as Disclosed in Carroll Disclosure Schedule 3.13(h), no Carroll Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC. Each Carroll Benefit Plan (including employment Contracts or other compensation arrangements) that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC has been written, executed and operated in compliance with Section 409A of the IRC and the regulations thereunder or an applicable exemption therefrom.

(i)     None of the Carroll Companies is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise acts on behalf of any plan, program or arrangement subject to ERISA (other than any Carroll Benefit Plan).

(j)     All Carroll Restricted Stock Awards have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending Proceeding or inquiry by any Governmental Authority or by Carroll (directly or indirectly) with respect to Carroll’s equity compensation practices, including, without limitation, its restricted stock granting practices.

Section 3.14	Brokers and Finders.

Other than the Carroll Adviser, the fees and expenses of which are Disclosed on Carroll Disclosure Schedule 3.14, none of the Carroll Companies and, to the Knowledge of Carroll, no officer, director, employee, independent contractor, agent or Affiliate of any Carroll Company on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any Liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the Contemplated Transactions.

Section 3.15	Real Property and Leases.

(a)     Carroll Disclosure Schedule 3.15(a) contains a true, correct and complete list of all street addresses and fee owners of all real property owned, leased or operated by the Carroll Companies or otherwise occupied by a Carroll Company or used or held for use by any Carroll Company, including but not limited to all REO (the “Carroll Real Property”). Other than as Disclosed in Carroll Disclosure Schedule 3.15(a), there are no Persons in possession of any portion of any of the Carroll Real Property owned or leased by any Carroll Company other than such Carroll Company, and no Person other than a Carroll Company has the right to use or occupy for any purpose any portion of any of the Carroll Real Property owned, leased or licensed by a Carroll Company. Carroll and the Carroll Subsidiaries own or lease all properties as are necessary to their operations as now conducted. True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties Disclosed in Carroll Disclosure Schedule 3.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to Purchaser to the extent Carroll possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements. There are no outstanding options, rights of first offer or refusal or other pre-emptive rights or purchase rights with respect to any Carroll Real Property owned by a Carroll Company, or any portion thereof.

(b)     Except as Disclosed in Carroll Disclosure Schedule 3.15(b), no lease with respect to any Carroll Real Property and no deed with respect to any Carroll Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Carroll Real Property. Each lease with respect to any Carroll Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the Carroll Companies or, to the Knowledge of Carroll, the other party, under any lease with respect to any Carroll Real Property and, to the Knowledge of Carroll, there are no allegations or assertions of such defaults by any party under any lease with respect to any Carroll Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any Carroll Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.

(c)     To the Knowledge of Carroll, none of the buildings and structures located on any Carroll Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use Laws or restrictive covenants, or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Carroll Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as Disclosed in Carroll Disclosure Schedule 3.15(c), no condemnation or eminent domain proceeding is pending or, to the Knowledge of Carroll, threatened, that would preclude or materially impair the use of any Carroll Real Property in the manner in which it is currently being used.

(d)     The Carroll Companies have a valid and enforceable leasehold interest in or, to the Knowledge of Carroll, based on title insurance owned by it, good and marketable title to, all Carroll Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the Carroll Financials, (ii) statutory Liens securing payments not yet due or that are being contested in good faith, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens for amounts not yet due or that are being contested in good faith, and (v) those assets and properties disposed of for fair market value in the Ordinary Course since the date of the Carroll Financials. All Carroll Real Property used in the business of the Carroll Companies is in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of Carroll, is free from defects that could materially interfere with the current or intended future use of such facilities, provided such future use is substantially similar to its current use.

(e)     Except as Disclosed in Carroll Disclosure Schedule 3.15(e), there are no Contracts to sell, lease or otherwise dispose of any of the Carroll Real Property.

Section 3.16	Environmental Matters.

With respect to Carroll and each Carroll Subsidiary:

(a)     Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including REO) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material Liability (including a material remediation obligation) upon Carroll or any Carroll Subsidiary. To the Knowledge of Carroll, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material Liability to Carroll or any Carroll Subsidiary by reason of any Environmental Laws. Neither Carroll nor any Carroll Subsidiary during the past five years has received any written notice from any Person or Governmental Authority that Carroll or any Carroll Subsidiary or the operation or condition of any property ever owned or operated by any of them are currently in violation of or otherwise are alleged to have Liability under any Environmental Laws or relating to Hazardous Materials (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath or originating from any such property) for which a material Liability is reasonably likely to be imposed upon Carroll or any Carroll Subsidiary;

(b)      There is no Order or Proceeding pending or, to the Knowledge of Carroll threatened, before any court, governmental agency or other forum against Carroll or any Carroll Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or Liability under, any Environmental Law or (ii) relating to the presence, release, discharge, spillage or disposal into the environment of, any Hazardous Materials, whether or not occurring at, on, under, adjacent to or affecting (or potentially affecting) a site currently or formerly owned, leased or operated by any Carroll Company or any Carroll Real Property, nor, to the Knowledge of Carroll, is there any reasonable basis for any such Proceeding or Order;

(c)     To the Knowledge of Carroll, (i) there are no underground storage tanks on, in or under any Carroll Real Property, and (ii) no underground storage tanks have been closed or removed from any Carroll Real Property except in compliance with Environmental Laws in all material respects; and

(d)      To the Knowledge of Carroll, the Carroll Real Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Materials other than as permitted under applicable Environmental Laws.

Section 3.17	Intellectual Property.

(a)     Carroll Disclosure Schedule 3.17(a) sets forth a complete and correct list of all trademarks, trade dress, trade names, service marks, service names, brand names, domain names, logos, patents, technology, inventions, trade secrets, know-how, copyrights, works of authorship and other intellectual property rights used in the conduct of the existing business of each of the Carroll Companies, and all registrations, applications, technology rights, licenses or other Contracts relating thereto and all Contracts relating to third party intellectual property that it is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Carroll Intellectual Property”) other than “shrink wrap,” “click wrap” or “browser wrap” licenses, free licenses, open source licenses or force placed software licenses. To the Knowledge of Carroll, each of the Carroll Companies owns or possesses valid, binding and assignable licenses and other rights to use without payment (other than as set forth in the applicable license) all Carroll Intellectual Property that is used in the conduct of its existing businesses free and clear of all Liens (other than Carroll Permitted Liens) and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of Carroll Intellectual Property that any of the Carroll Companies is licensed or authorized to use, the license, sublicense or Contract covering such item is legal, valid, binding, enforceable and in full force and effect, and no Carroll Company is in default under or violation of any of its material Carroll Intellectual Property licenses. To the Knowledge of Carroll, none of the Carroll Companies is infringing, diluting, misappropriating or violating the intellectual property of any other Person, and, except as Disclosed in Carroll Disclosure Schedule 3.17(a), none of the Carroll Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. Except as Disclosed in Carroll Disclosure Schedule 3.17(a), none of the Carroll Companies has sent any communications alleging that any Person has infringed, diluted, misappropriated or violated any Carroll Intellectual Property and, to the Knowledge of Carroll, no Person is infringing, diluting, misappropriating or violating any of the Carroll Intellectual Property. Subject to any trademark filings required by Law in connection with the Merger, the validity, continuation and effectiveness of all licenses and other Contracts relating to material Carroll Intellectual Property used by any Carroll Company in the Ordinary Course and the current terms thereof will not be affected by the Contemplated Transactions, the use of all material Intellectual Property of each of the Carroll Companies’ trademarks will be transferred to Purchaser in connection with the Contemplated Transactions and after the Effective Time, no Person besides Purchaser shall have right and title to the “Carroll Community Bank” or “Carroll Bancorp, Inc.” trade names and trademarks when used in connection with the Carroll Companies’ currently-offered goods and services in the territories in which they currently operate. For the avoidance of doubt, all third-party rights used by any of the Carroll Companies pursuant to software licenses that are not required to be Disclosed in Carroll Disclosure Schedule 3.17(a) are nevertheless within the definition of “Carroll Intellectual Property.”

(b)     Each of the Carroll Companies has taken commercially reasonable actions to protect and maintain (a) all material Carroll Intellectual Property and (b) the security and integrity of its software, databases, networks, systems, equipment and hardware and to protect the same against unauthorized use, modification or access thereto, or the introduction of any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software or elements that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials. To the Knowledge of Carroll, the computers, computer software, other information technology equipment, information technology passwords and other credentials, and all associated documents and records owned or leased by the Carroll Companies (the “Carroll IT Assets”), operate and perform in all material respects in accordance with their documentation and functional specifications as required by them in connection with their business, and none of the Carroll IT Assets has materially malfunctioned or failed to meet its requirements within the past two years except for such malfunctions or failures that have been remediated. To the Knowledge of Carroll, except as Disclosed in Carroll Disclosure Schedule 3.17(b), no Person has gained unauthorized access to the Carroll IT Assets. Each of the Carroll Companies has implemented commercially reasonable backup and disaster recovery policies, procedures, systems and technology consistent with industry practices for financial institutions of comparable size and complexity, and sufficient to reasonably maintain the operation of the respective businesses of Carroll and each of the Carroll Subsidiaries in all material respects.

(c)     Carroll Disclosure Schedule 3.17(c) sets forth a complete and correct list of all Persons, other than directors, officers and employees of the Carroll Companies, who have access to any of the Carroll IT Assets.

Section 3.18	Information to be Supplied.

(a)     The information contained in the Proxy Statement (other than the information supplied by Purchaser) as of the date thereof, and up to and including the date of the Carroll Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, (ii) will disclose all facts that the Carroll board of directors deems material to a vote on the Agreement and the Merger, and (iii) will comply in all material respects with the anti-fraud provisions of the Securities Laws.

(b)     The information supplied by Carroll for inclusion in the Applications will, at the time each such document is filed with any Governmental Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

(c)     No document or certificate delivered to Purchaser by or for a Carroll Company pursuant to a requirement of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such document or certificate in light of the circumstances under which it was made, not misleading. For the avoidance of doubt, none of the Carroll Discloure Schedules shall be within the scope of this paragraph (c), and the information Disclosed in a Carroll Disclosure Schedule shall be deemed to qualify, and be subject to that component of the Article III Standard that applies to, the provision(s) of this Agreement referenced in such Carroll Disclosure Schedule.

Section 3.19	Related Party Transactions.

(a)     Except as Disclosed in Carroll Disclosure Schedule 3.19 or in Carroll Disclosure Schedule 3.20(d), and/or as disclosed in the Carroll Financials, neither Carroll nor any Carroll Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the Ordinary Course) with any Affiliate of Carroll or any Carroll Subsidiary, and all such transactions (i) were made in the Ordinary Course, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons who are not related to or Affiliates of Carroll or any Carroll Subsidiary, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

(b)     Except as set Disclosed in Carroll Disclosure Schedule 3.19, as of the date hereof, no Credit Extension by any of the Carroll Companies to any Carroll Subsidiary or Affiliate of Carroll is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in order to avoid or cure a default, except for rate modifications pursuant to its loan modification policy that is applicable to all Persons. As of the date hereof, to the Knowledge of Carroll, principal and interest with respect to any such Credit Extension will be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 3.20	Loans.

(a)     To the Knowledge of Carroll, except as Disclosed in Carroll Disclosure Schedule 3.20(a), all Credit Extensions reflected as assets in the Carroll Financials or currently outstanding that will be reflected as assets in the Carroll Financials arose out of bona fide arm’s-length transactions and were made for good and valuable consideration and in the Ordinary Course. Except as Disclosed in Carroll Disclosure Schedule 3.20(a), the Carroll Companies have good and marketable title to such Credit Extensions, free and clear of any and all Liens, and such Credit Extensions are evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine, correct and what they purport to be and, to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or equitable principles affecting the enforcement of creditors’ rights that have been perfected or (ii) the pledge of any Credit Extension to the FHLB as collateral to secure the performance by the Carroll Companies of all obligations owed thereto. All Credit Extensions reflected, or currently outstanding that will be reflected, as assets in the Carroll Financials were made in accordance in all material respects with sound banking practices, and to the Knowledge of Carroll, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending Laws, except as may be provided by bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The notes or other credit or security documents with respect to each such outstanding Credit Extension were in compliance in all material respects with all applicable Laws at the time of origination or purchase by any Carroll Company and are complete and correct in all material respects.

(b)     To the Knowledge of Carroll, neither the terms of any Credit Extension by any of the Carroll Companies, any of the documentation for any such Credit Extension, the manner in which any such Credit Extension has been administered and serviced, nor the practices of approving or rejecting applications for a Credit Extension by the Carroll Companies, violate in any material respect any Law applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act and any Laws relating to consumer protection, installment sales and usury.

(c)     Carroll Disclosure Schedule 3.20(c) lists each Credit Extension that remains subject to a repurchase obligation on the part of any of the Carroll Companies. Except as Disclosed in Carroll Disclosure Schedule 3.20(c), none of the Contracts pursuant to which any of the Carroll Companies has sold Credit Extensions or pools of Credit Extensions or participations in Credit Extensions or pools of Credit Extensions contains any obligation to repurchase such Credit Extensions or interests therein solely on account of a payment default by the obligor on any such Credit Extension. Except as would not be material to the Carroll Companies as a whole, each Credit Extension included in a pool of Credit Extensions originated, securitized or, to the Knowledge of Carroll, acquired by any Carroll Company (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified and, except as would not be material to Carroll and the Carroll Companies taken as a whole, no Credit Extension has been bought out of a Pool without all required approvals of the applicable investors.

(d)     Carroll Disclosure Schedule 3.20(d) sets forth a list of all Credit Extensions as of the date hereof by Carroll or Carroll Bank to any directors, executive officers and principal stockholders (as such terms are defined in the FRB’s Regulation O) of any of the Carroll Companies. There are no employee, officer, director or other insider Credit Extensions by any of the Carroll Companies on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable Laws.

(e)     To the Knowledge of Carroll, except for shares purchased by or on behalf of the Carroll ESOP and as Disclosed in Carroll Disclosure Schedule 3.20(e), no issued and outstanding shares of Carroll Common Stock were purchased with the proceeds of a loan made by any of the Carroll Companies.

Section 3.21	Allowance for Loan Losses.

The allowance for loan losses reflected in reports by the Carroll Companies to each Governmental Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the Carroll Financials has been and will be established and maintained in accordance with GAAP and applicable Law and in a manner consistent with Carroll Bank’s internal policies. Carroll has Disclosed to Purchaser in Carroll Disclosure Schedule 3.21 all Credit Extensions (including participations) by and all interest-bearing assets of the Carroll Companies (a) that have been accelerated during the past 12 months, (b) that have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (c) pursuant to which a borrower, customer or other party has notified any of the Carroll Companies during the past 12 months of, or has asserted against any of the Carroll Companies, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Carroll, each borrower, customer or other party that has given any of the Carroll Companies any oral notification of, or orally asserted to or against any of the Carroll Companies, any such claim, (d) that are contractually past due 90 days or more in the payment of principal and/or interest, (e) that are on non-accrual status, (f) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by any Carroll Company or any Governmental Authority, (g) to the Knowledge of Carroll, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (h) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (i) where a specific reserve allocation exists in connection therewith, (j) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, (k) that were made pursuant to an exception to policy, and (l) that, to the extent not already disclosed pursuant to the foregoing items (a) through (k), have been charged-off at any time since January 1, 2016, together with true, complete and materially correct copies of reports containing the principal amount and accrued and unpaid interest of each such Credit Extension and interest-bearing asset and the identity of the obligor thereunder, and Carroll shall provide an updated Carroll Disclosure Schedule 3.21 promptly to Purchaser after the end of each month after the date hereof and on the Business Day prior to the Closing Date. The REO and in-substance foreclosures included in any of Carroll Bank’s non-performing assets are carried at fair value based on current independent appraisals or current management appraisals.

Section 3.22	Community Reinvestment Act.

Carroll Bank is the only Carroll Company that is subject to the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”). To the Knowledge of Carroll, Carroll Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Carroll has supplied Purchaser with a copy of Carroll Bank’s current CRA Statement, all letters and written comments received by Carroll Bank since January 1, 2018 pertaining thereto and any responses by Carroll Bank to such comments. Carroll Bank has a rating of “satisfactory” or better as of its most recent CRA compliance examination and Carroll and Carroll Bank have received no communication from any Governmental Authority that would lead Carroll to believe that Carroll Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Governmental Authority would seek to restrain, delay or prohibit any of the Contemplated Transactions as a result of any act or omission of Carroll Bank under the CRA.

Section 3.23	Anti-Money Laundering; OFAC; Sanctions; and Information Security.

(a)     To the Knowledge of Carroll, there do not exist any facts or circumstances that would cause any of the Carroll Companies: (i) to be deemed to be operating in material violation in any applicable respect of the Bank Secrecy Act, the USA PATRIOT Act, any Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering Law, as well as the applicable provisions of the Bank Secrecy Act/anti-money laundering program adopted by the Carroll Companies; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Carroll Companies. To the Knowledge of Carroll, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause any of the Carroll Companies to undertake any remedial action. The board of directors or other governing body of each Carroll Company that is subject to Section 326 of the USA PATRIOT Act and the regulations thereunder has adopted, and each such Carroll Company has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and it has not received written notice from any Governmental Authority that such program (A) does not contain adequate and appropriate customer identification verification procedures, or (B) has been deemed ineffective. Each of the Carroll Companies has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(b)     Carroll Disclosure Schedule 3.23(b) describes any event, circumstance or other occurrence, and the remedial steps taken by any of the Carroll Companies with respect thereto, since December 31, 2017, that constituted either (i) a “breach of the security of a system,” as such phrase is defined in Section 14-3504(a) of the Commercial Law Article of the Annotated Code of Maryland (the “Commercial Law Article”) with respect to personal information maintained by any of the Carroll Companies, without regard to the application of Section 14-3507(b) of the Commercial Law Article, or (ii) any other data breach with respect to, or other unauthorized access to, the electronic information and records of any of the Carroll Companies, including, without limitation, communications, regulatory correspondence and reports, documents and data, information relating to products and services, activities, strategies and plans, Carroll IT Assets, other financial data, and identities of and information regarding sales, customers, prospects, vendors, suppliers and personnel, including, without limitation, passwords and other information technology credentials.

(c)     Except as Disclosed in Carroll Disclosure Schedule 3.23(c), each Carroll Company has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is reasonably protected against loss, damage and unauthorized access, use, modification or other misuse as required by applicable Law. To Carroll’s Knowledge, there has been no loss, damage or unauthorized access, use, modification or other misuse of any such information by any Carroll Company or any other Person.

Section 3.24	Securities Activities of Employees.

To the Knowledge of Carroll, the officers, employees and agents of the Carroll Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents, including Laws relating to licenses and permits.

Section 3.25	Books and Records; Internal Control.

(a)     The minute books and stock ledgers of the Carroll Companies that have been made available to Purchaser, its Representatives or its Affiliates constitute all of the minute books and stock ledgers of the Carroll Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof), excluding only those portions of minutes related to (i) regulatory matters that are not permitted to be disclosed by Law, (ii) discussions related to the Contemplated Transactions and (iii) matters that would jeopardize the attorney-client privilege of any of the Carroll Companies, and have been maintained in accordance with applicable Law. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the Carroll Companies that have been requested by Purchaser have been made available to Purchaser, its Representatives or its Affiliates, and are located at the offices of the Carroll Companies at 1321 Liberty Road, Sykesville, Maryland, 21784.

(b)     Carroll maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions by or with the Carroll Companies are executed in accordance with management’s general or specific authorizations; (ii) transactions by or with the Carroll Companies are recorded as necessary (A) to permit the preparation of financial statements and reports filed with any Governmental Authority in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets and Liabilities; (iii) access to the assets of, and the incurrence of Liabilities by, the Carroll Companies is permitted only in accordance with management’s general or specific authorizations; (iv) the recorded accountability for assets and Liabilities of the Carroll Companies is compared with existing assets and Liabilities of the Carroll Companies at reasonable intervals and appropriate action is taken with respect to any differences; and (v) extensions of credit by and other receivables of the Carroll Companies are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as Disclosed in Carroll Disclosure Schedule 3.25(b), since December 31, 2017, neither Carroll nor, to Carroll’s Knowledge, any employee, auditor, accountant or representative of any Carroll Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of Carroll’s internal control over financial reporting or integrity of the Carroll Financials or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Carroll or any Carroll Subisidiary or any of their respective internal accounting controls, including any complaint, allegation, assertion or claim that Carroll or any Carroll Subsidiary has engaged in questionable accounting or auditing practices. To the Knowledge of Carroll there are no significant deficiencies or material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect Carroll’s ability to record, process, summarize and report financial information. To the Knowledge of Carroll, since December 31, 2017, except as Disclosed in Carroll Disclosure Schedule 3.25(b), there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Carroll’s internal control over financial reporting.

(c)     Each of the Carroll Companies makes and keeps Books and Records that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities, and all such Books and Records have been and are being maintained in the Ordinary Course in accordance with applicable Law and accounting requirements. None of the records, systems, controls, data or information of the Carroll Companies are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that (including all means of access thereto and therefrom) are not under the exclusive ownership and control of the Carroll Companies or their accountants, except as would not reasonably be expected to have a Material Adverse Effect. Since December 31, 2017, except as Disclosed in Carroll Disclosure Schedule 3.25(c), no attorney representing any of the Carroll or any Carroll Subsidiary, whether or not employed by Carroll or any Carroll Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Carroll or any of its officers, directors or employees to the board of directors of Carroll or any committee thereof or to any director or officer of Carroll. Since December 31, 2017, to Carroll’s Knowledge, except as Disclosed in Carroll Disclosure Schedule 3.25(c), there has been no instance of fraud by any Carroll Company, whether or not material, that occurred during any period covered by Carroll Financials.

Section 3.26	Investment Securities.

(a)     Each of the Carroll Companies has good and marketable title to all securities that it owns (except those sold under repurchase agreements or held in any fiduciary or agency capacity). None of the investment securities reflected in the Carroll Financials under the headings “investment securities available for sale” and “investment securities held to maturity” and, except as Disclosed in Carroll Disclosure Schedule 3.26, none of the investment securities that any of the Carroll Companies acquired after September 30, 2019, are subject to any restrictions, whether contractual or statutory, that materially impair such Carroll Company’s ability to freely dispose of such investment securities at any time, and such Carroll Company was permitted by applicable Law to acquire such investment securities at the time they were acquired.

(b)     Each of the Carroll Companies employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that it believes are customary and reasonable in the context of its businesses, and each of the Carroll Companies has, since December 31, 2017, been in compliance with such policies, practices and procedures in all material respects.

Section 3.27	Fairness Opinion.

Carroll’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from the Carroll Adviser to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration to be received by the common stockholders of Carroll pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of Carroll. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.28	Materials Provided to Stockholders.

All proxy materials used in connection with the meetings of Carroll’s stockholders held in 2017, 2018 and 2019, along with any other form of correspondence between Carroll and its stockholders during those years, including, without limitation, any annual or quarterly reports provided to stockholders, have been provided to Purchaser.

Section 3.29	Absence of Certain Changes.

Except as Disclosed in Carroll Disclosure Schedule 3.29 or provided for or contemplated by this Agreement, since September 30, 2019:

(a)     There has not been any material transaction by any of the Carroll Companies other than in the Ordinary Course;

(b)     There has not been any acquisition or disposition by any of the Carroll Companies of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $20,000, other than acquisitions or dispositions, including acquisitions and dispositions of REO and investment securities, made in the Ordinary Course;

(c)     There has not been any Lien on any of the properties or assets of the Carroll Companies, except to secure extensions of credit in the Ordinary Course (i.e., Liens on assets to secure FHLB, Federal Reserve Bank or correspondent bank advances being deemed both in the Ordinary Course);

(d)     There has not been any increase in, or commitment to increase, the compensation payable or to become payable to any of the officers, directors, employees or agents of the Carroll Companies, or any bonus payment, other than routine increases made in the Ordinary Course, or any stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents;

(e)     None of the Carroll Companies has incurred, assumed or taken any property subject to any Liability in excess of $20,000, except for Liabilities incurred or assumed or property taken subsequent to September 30, 2019 in the Ordinary Course;

(f)     There has not been any material alteration in the manner of keeping the Books and Records of the Carroll Companies, or in the accounting policies or practices therein reflected;

(g)     There has not been any elimination or addition of employee benefits;

(h)     There has not been any deferred routine maintenance of any Carroll Real Property;

(i)     There has not been any elimination of a reserve by any Carroll Company where the Liability related to such reserve has remained;

(j)     There has not been any failure by a Carroll Company to depreciate capital assets in accordance with past practice or to eliminate capital assets that are no longer used in its business; and

(k)     There has not been any extraordinary reduction or deferral by any of the Carroll Companies of ordinary or necessary expenses.

Section 3.30	Absence of Undisclosed Liabilities.

None of the Carroll Companies has any Liability that is material to its financial condition or operations or that, when combined with all similar Liabilities, would be material to its financial condition or operations except (a) as disclosed in the Carroll Financials delivered or made available to Purchaser prior to the date of this Agreement, or (b) as contemplated under this Agreement. Except as Disclosed in Carroll Disclosure Schedule 3.30, since September 30, 2019, none of the Carroll Companies has incurred or paid any Liability that would be material to its financial condition or operations, except for Liabilities that are (x) fully reflected or reserved against on the most recent balance sheet contained in the Carroll Financials or (y) paid in connection with transactions made in the Ordinary Course consistent with applicable Law.

Section 3.31	Deposits.

(a)     The deposits held by Carroll Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Carroll Bank, and (ii) to the Knowledge of Carroll all applicable Laws, including anti-money laundering and anti-terrorism Laws and embargoed persons requirements.

(b)     Except as Disclosed in Carroll Disclosure Schedule 3.31, none of Carroll Bank’s deposits is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.32	Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Carroll’s own account or for the account of one or more of a Carroll Subsidiariy or their customers (all of which are Disclosed in Carroll Disclosure Schedule 3.32), were in all material respects entered into in compliance with all applicable Laws and with counterparties believed to be financially responsible at the time; and to the Knowledge of Carroll each of them constitutes the valid and legally binding obligation of Carroll or such Carroll Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally or by general equity principles), and is in full force and effect. Neither Carroll nor any Carroll Subsidiary, nor, to the Knowledge of Carroll, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.33	Fiduciary Accounts.

Except as Disclosed in Carroll Disclosure Schedule 3.33, none of the Carroll Companies has trust powers or acts as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser.

Section 3.34	Credit Card Accounts and Merchant Processing.

None of the Carroll Companies originates, maintains or administers credit card accounts. Except as Disclosed in Carroll Disclosure Schedule 3.34, none of the Carroll Companies provides, or has provided, merchant credit card processing services to any merchants.

Section 3.35	No Broker-Dealer Activities.

Neither Carroll nor any Carroll Subsidiary is engaged in any activity that requires it to be registered with any Governmetnal Authority as a broker-dealer under the Securities Laws.

Section 3.36	No Insurance Activities.

Neither Carroll nor any Carroll Subsidiary conducts insurance operations that require a license from any Governmental Authority under any applicable Law.

Section 3.37	Anti-takeover Laws.

The Carroll Companies have taken all actions required to exempt Purchaser, the Agreement, the Bank Merger Agreement, the Contemplated Transactions and the Bank Merger from any provisions of an anti-takeover nature contained in the Carroll Organizational Documents and the provisions of any federal or state “anti-takeover,” “fair price,” “affiliate transaction,” “business combination,” “moratorium,” “control share acquisition” or similar Laws.

Section 3.38	Stockholders’ List.

Carroll has provided Purchaser with a list of registered holders of shares of the Carroll Common Stock compiled and provided by Computershare Trust Company, N.A., the registrar and transfer agent in respect of the Carroll Common Stock, containing their names, addresses and number of shares held of record. To the Knowledge of Carroll, such stockholders’ list is complete and accurate in all material respects.

Section 3.39     Voting Trust, Voting Agreements or Shareholders’ Agreements.

Except for this Agreement and the Support Agreements contemplated hereby, to the Knowledge of Carroll, there is no voting trust, voting agreement, stockholders’ agreement or similar arrangement with respect to the purchase, sale or voting of any shares of Carroll Common Stock or any other securities of Carroll.

Section 3.40     No Other Representations or Warranties.

Except as set forth in this Agreement, Carroll makes no representation or warranty, express or implied, whether at law or in equity, with respect to Carroll, any of the Carroll Subsidiaries, or the Contemplated Transactions, and all other representations or warranties are hereby expressly disclaimed.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF Purchaser

Purchaser represents and warrants to Carroll, for itself and with respect to and on behalf of each of the Purchaser Subsidiaries (to the extent applicable) that the statements contained in this Article IV (and as Disclosed in the Purchaser Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except that those representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser contained in this Article IV shall be deemed untrue or incorrect, and Purchaser shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Purchaser Material Adverse Effect, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.1(a) (other than 4.1(a)(iv) and (v)), 4.1(b), 4.1(c) (other than 4.1(c)(iii)), 4.1(d), 4.2 (other than 4.2(b)(iii)), 4.5, and 4.6, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article IV Standard”).

Purchaser has made a good faith effort to ensure that the information Disclosed in each of the Purchaser Disclosure Schedules corresponds to the section referenced herein. For purposes of the Purchaser Disclosure Schedules, however, any item Disclosed in a Purchase Disclosure Schedule is deemed to be fully Disclosed with respect to all Purchaser Disclosure Schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such Purchaser Disclosure Schedule that such item applies to such other Purchaser Disclosure schedule.

Section 4.1	Organization.

(a)     (i) Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. (ii) Purchaser is a financial holding company duly registered under the BHC Act. (iii) Purchaser has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. (iv) Purchaser is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Purchaser Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects. (v) Purchaser engages in activities and holds properties only of the types permitted to financial holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b)     (i) Merger Sub is a Maryland corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. (ii) Prior to the date hereof, Merger Sub has not engaged in any business activity or owned, leased or otherwise possessed any properties or assets.

(c)     (i) FM Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Maryland. (ii) FM Bank has the corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease and operate all of its properties and assets as presently owned or leased and operated. (iii) FM Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Purchaser Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(d)     FM Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, the deposits of FM Bank are insured by the FDIC through the Deposit Insurance Fund to the extent provided in the Federal Deposit Insurance Act, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Purchaser, threatened.

(e)     Purchaser has delivered to Carroll true and correct copies of the Charter Documents of Purchaser, Merger Sub and of FM Bank, each as in effect on the date hereof.

Section 4.2	Authority; No Violation.

(a)     Each of Purchaser and Merger Sub has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the receipt of all consents, waivers and approvals Disclosed in Purchaser Disclosure Schedule 4.3, to consummate the Contemplated Transactions and to otherwise perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the Contemplated Transactions, up to and including the Merger, have been duly and validly authorized and approved by the boards of directors of Purchaser and Merger Sub and by Purchaser, as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to consummate the Contemplated Transactions except for the authorization and approval of the Roll-Up Merger Agreement and the Roll-Up Merger by the board of directors of Purchaser, which authorization and approval will be obtained immediately following the Effective Time. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Carroll, constitutes a legal, valid and binding obligation of Purchaser of Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(b)     The execution and delivery of this Agreement by Purchaser and Merger Sub, the consummation by Purchaser and the Purchaser Subsidiaries of the Contemplated Transactions, and the compliance by Purchaser and Merger Sub with any of the terms or provisions hereof, subject to: (x) the receipt of all consents, waivers and approvals Disclosed in Purchaser Disclosure Schedule 4.3; (y) the approval of the Roll-Up Merger by Purchaser’s board of directors; and (z) Purchaser’s, Merger Sub’s and Carroll’s compliance with any conditions contained in this Agreement, do not and will not:

(i)     Conflict with, or result in a breach of, any provision of the Charter Documents of Purchaser or any of the Purchaer Subsidiaries;

(ii)     Violate, or constitute or result in a default under, or require any consent, waiver, approval or similar action pursuant to, any Law applicable to Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets, except where such violation would not have a Purchaser Material Adverse Effect; or

(iii)     Except as Disclosed in Purchaser Disclosure Schedule 4.2(b) or pursuant to which consent or notification is required as Disclosed in Purchaser Disclosure Schedule 4.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Purchaser or any of the Purchaser Subsidiaries under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, Contract or other instrument or obligation to which Purchaser or any of the Purchaser Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Purchaser Material Adverse Effect.

(c)     FM Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to the receipt of all consents Disclosed in Purchaser Disclosure Schedule 4.3, to consummate the Contemplated Transactions. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by the boards of directors of Purchaser and FM Bank and by Purchaser, as the sole stockholder of FM Bank, and no other corporate proceedings on the part of FM Bank are are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. The Bank Merger Agreement has been duly authorized and, assuming the due authorization, execution and delivery of the Bank Merger Agreement by Carroll Bank, will be a legal, valid and binding agreement of FM Bank enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. At the Closing, all other Contracts, documents and instruments to be executed and delivered by FM Bank that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by FM Bank and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of FM Bank, enforceable against FM Bank in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

Section 4.3	Consents; Governmental Approvals.

Except as Disclosed in Purchaser Disclosure Schedule 4.3, no consents, waivers or approvals of, or filings or registrations with, any Governmental Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub or the consummation of the Contemplated Transactions by Purchaser and Merger Sub. Purchaser has no reason to believe that it and the Purchaser Subsidiaries will not be able to obtain all requisite consents, waivers or approvals from the Governmental Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of Purchaser, no fact or circumstance exists, including any possible other transaction pending or under consideration by Purchaser or any of the Purchaser Subsidiaries, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, waivers or approvals required from, any Governmental Authority, or (b) cause a Governmental Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 4.4	Proceedings.

Except as Disclosed in Purchaser Disclosure Schedule 4.4, there is no Proceeding pending or, to the Knowledge of Purchaser, threatened against any of the Purchaser Companies or any of their properties, and to the Knowledge of Purchaser there are no facts that reasonably could be expected to be the basis for any such Proceeding. To the Knowledge of Purchaser, no pending or threatened Proceeding Disclosed in Purchaser Disclosure Schedule 4.4 could reasonably be expected to (a) have a Purchaser Material Adverse Effect, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of Purchaser or the Purchaser Subsidiaries to perform their respective obligations under this Agreement. Except as described in Purchaser Disclosure Schedule 4.4, neither Purchaser nor any of the Purchaser Subsidiaries is in default with respect to any Order to which it is subject.

Section 4.5     Financing.

Subject to Section 5.7(c)(v) hereof, Purchaser has, or at the Closing will have, financial resources sufficient to enable it to pay in full the Merger Consideration and all fees and expenses payable by Purchaser and FM Bank in connection with this Agreement and the Contemplated Transactions.

Section 4.6     Brokers and Finders.

Except as Disclosed in Purchaser Disclosure Schedule 4.6, neither Purchaser nor any of the Purchaser Subsidiaries, nor, to the Knowledge of Purchaser, any officer, director, employee, independent contractor or agent of Purchaser or any of the Purchaser Subsidiaries on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any Liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the Contemplated Transactions.

Section 4.7     Information to be Supplied.

(a)     The information supplied by Purchaser and Merger Sub for inclusion in the Proxy Statement as of the date thereof, and up to and including the date of the Carroll Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with the anti-fraud provisions of the Securities Laws.

(b)     The information supplied by Purchaser and Merger Sub for inclusion in the Applications will, at the time each such document is filed with any Governmental Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

(c)     No document or certificate delivered to Carroll by or for Purchaser or a Purchaser Subsidiary pursuant to a requirement of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such document or certificate in light of the circumstances under which it was made, not misleading. For the avoidance of doubt, none of the Purchaser Discloure Schedules shall be within the scope of this paragraph (c), and the information Disclosed in a Purchaer Disclosure Schedule shall be deemed to qualify, and be subject to that component of the Article IV Standard that applies to, the provision(s) of this Agreement referenced in such Purchaser Disclosure Schedule.

Section 4.8     Community Reinvestment Act.

FM Bank is the only Subsidiary of Purchaser that is subject to the CRA. FM Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Purchaser has supplied Carroll with a copy of FM Bank’s current CRA Statement, all letters and written comments received by FM Bank since January 1, 2018 pertaining thereto and any responses by FM Bank to such comments. FM Bank has a rating of “satisfactory” or better as of its most recent CRA compliance examination and it has received no communication from any Governmental Authority that would lead it to believe that it will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Governmental Authority would seek to restrain, delay or prohibit any of the Contemplated Transactions as a result of any act or omission of it under the CRA.

Section 4.9     No Other Representations or Warranties.

Except as set forth in this Agreement, Purchaser makes no representation or warranty, express or implied, whether at law or in equity, with respect to Purchaser, any of Purchaser’s Subsidiaries, or the Contemplated Transactions, and all other representations or warranties are hereby expressly disclaimed.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1	Conduct of Carroll’s Business.

(a)     Through the Effective Time, Carroll shall, and shall cause each Carroll Subsidiary to:

(i)     In all material respects, conduct its businesses and engage in transactions only in the Ordinary Course, except as otherwise required or contemplated by this Agreement or with the prior written consent of Purchaser; and

(ii)     Use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees and preserve the good will of its customers and others with whom business relationships exist, provided that, other than in the case of a Permitted Employee that Carroll determines, in good faith, is necessary to comply with the provisions of this Section 5.1(a), job vacancies that occur prior to the Effective Date through attrition shall not be filled and new officers and employees shall not be hired without the prior written consent of Purchaser, which shall not be unreasonably conditioned, withheld or delayed.

(b)     Every two weeks after the end of each calendar month, Carroll shall provide to Purchaser a report describing all of the following that has occurred in the prior month: (i) approval of or entry into new Credit Extensions with principal balances or commitments of $1,000,000 or more, (ii) renewals or extensions of existing Credit Extensions for any Credit Extensions of $1,000,000 or more, or (iii) material amendments or modifications to Credit Extensions with principal balances or commitments of $1,000,000 or more.

(c)     Through the Effective Time, without the consent in writing of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), as permitted by this Agreement or except as may be required in writing by any Governmental Authority (in which case Carroll shall immediately provide Purchaser with a copy of such written document), Carroll shall not, and shall not permit any Carroll Subsidiary to:

(i)     Change any provision of its Charter Documents;

(ii)     Except as set forth in Carroll Disclosure Schedule 5(c)(2), change the number of authorized or issued shares of its capital stock; repurchase, redeem or otherwise acquire any shares of its capital stock; issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; or declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of its capital stock; provided, however, that (A) Carroll may permit the vesting of awards (including Rights) previously made under any Carroll Benefit Plan (including the Carroll Equity Plans), (B) Carroll may permit holders of Carroll Restricted Stock Awards to tender shares of Carroll Common Stock or have Carroll withhold shares of Carroll Common Stock to satisfy tax withholding obligations associated with such Restricted Stock Awards, and (C) any Carroll Subsidiary may pay dividends to its parent company (as permitted under applicable Law);

(iii)     Except as set forth in Carroll Disclosure Schedule 5.1(c)(iii), grant any severance, retention or termination pay, other than pursuant to policies or Contracts of Carroll or any Carroll Subsidiary in effect on the date hereof for employees who are not executive officers, or enter into or amend any employment, consulting, severance, compensation, “change-in-control” or termination Contract with, any officer, director, employee, independent contractor, agent or other Person associated with Carroll or any Carroll Subsidiary;

(iv)     Except as set forth in Carroll Disclosure Schedule 5.1(c)(iv), grant job promotions or increase the rate of compensation or benefits of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other Person associated with Carroll or any Carroll Subsidiary, except, with respect to a Permitted Employee, (A) to the extent such promotion or increase is made by Carroll or a Carroll Subsidiary in the Ordinary Course, or (B) routine periodic pay increases, selective merit pay increases and pay raises in the Ordinary Course; provided, however, that such aggregate increases in the rate of compensation and benefits shall not be in excess of 3%, and such aggregate bonuses shall not be in excess of 5%, of the aggregate salaries for all Permitted Employees;

(v)     Except in the Ordinary Course, sell, lease, assign, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets (excluding loans, which are governed by Section 5.1(c)(xxii), and securities, which are governed by Section 5.1(c)(xvii)), deposits, business or properties or cancel or compromise any debt or claim, or waive or release any right or claim, except in the Ordinary Course for full and fair consideration actually received; or modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business;

(vi)     Except for FHLB advances with a maturity of six months or less and deposits taken in the Ordinary Course, incur any indebtedness for borrowed money; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any Liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course and in accordance with the restrictions set forth in Sections 5.1(c)(xxiv) and (xxv);

(vii)     Sell or otherwise dispose of any Carroll Real Property except REO in a reasonably acceptable commercial manner in the Ordinary Course;

(viii)    Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied;

(ix)     Change any method, practice, or principle of accounting or tax compliance, except as may be required from time to time by Law or changes in GAAP or by any Governmental Authority;

(x)     Waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material Contract to which it is a party;

(xi)     Implement any pension, retirement, profit-sharing, bonus, welfare or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension, retirement, profit-sharing, bonus, welfare or similar plan or arrangement except to the extent (A) required by Law or (B) required by its terms as a result of this Agreement or in connection with the Contemplated Transactions; provided, however, that amendments to a Carroll Benefit Plan to modify any of the investment options available thereunder shall not constitute a breach of this Section 5.1(c)(xi);

(xii)     Implement or adopt any material change in its: (A) guidelines and policies in existence on the date hereof with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon or the charge-off of losses incurred thereon; (B) investment policies and practices; or (C) other material banking policies, or otherwise fail to conduct its banking activities in the Ordinary Course except as may be required by changes in Law or GAAP or at the direction of a Governmental Authority;

(xiii)    Change deposit or loan rates other than in the Ordinary Course, or otherwise fail to conduct its lending and deposit activities in the Ordinary Course;

(xiv)     Enter into, modify, amend or renew any Contract under which it is obligated to pay more than $20,000 and that is not terminable by it with 60 days’ notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any other transaction with any of its Affiliates, other than deposit and loan transactions in the Ordinary Course and that are in compliance with the requirements of Law;

(xv)     Except as required by Law or at the direction of a Governmental Authority: (A) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (B) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

(xvi)     Take any action that would give rise to a right of payment to any individual under any employment Contract except for contractually required compensation;

(xvii)     Purchase or sell any securities other than in the Ordinary Course, other than pursuant to redemptions by the issuer thereof;

(xviii)     Settle, waive or release or agree or consent to the issuance of any Order in connection with any Proceeding except in the Ordinary Course and involving an amount not in excess of $20,000 (exclusive of any amounts paid directly or reimbursed to Carroll or any Carroll Subsidiary under any insurance policy maintained by Carroll or any Carroll Subsidiary), pending or, to the Knowledge of Carroll, threatened against or affecting Carroll, any Carroll Subsidiary or any of their respective properties or assets, provided that such Proceeding does not arise out of or relate to the Contemplated Transactions. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to Carroll and the Carroll Subsidiaries, taken as a whole;

(xix)     Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither Carroll nor any Carroll Subsidiary shall be required to obtain such a report: (A) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that Carroll has provided notice to Purchaser that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (B) with respect to any one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws;

(xx)     Except as permitted by Section 5.7(a)(ii), merge or consolidate with any other Entity; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and Liabilities; or permit the revocation or surrender of its certificate of authority to maintain, file an application for the opening, closing or relocation of, or open, close or relocate, any branch or automated banking facility;

(xxi)     Make, or commit to make, any new capital expenditure, individually or in the aggregate, of $20,000 or more;

(xxii)    Sell or acquire any loans (excluding originations) or loan participations, except in the Ordinary Course (but in the case of a sale, after giving Purchaser or FM Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights except in the Ordinary Course;

(xxiii)    Make any charitable or similar contributions, except in the Ordinary Course and consistent with past practice and in amounts not to exceed $1,000 individually and $5,000 in the aggregate;

(xxiv)    Except for any Non-Residential Credit Extension already committed to by Carroll or a Carroll Subsidiary on the date of this Agreement and set forth on Carroll Disclosure Schedule 5.1(c)(xxiv), enter into, grant, approve, modify or extend any Non-Residential Credit Extension except in the Ordinary Course;

(xxv)     Except for any loan, credit facility, line of credit or letter of credit for an owner-occupied residence (each, a “Residential Credit Extension”) already committed to by Carroll or a Carroll Subsidiary and set forth on Carroll Disclosure Schedule 5.1(c)(xxv), enter into, grant, approve, modify or extend any Residential Credit Extension except in the Ordinary Course;

(xxvi)     Issue any communication to any Carroll employee related to post-Closing employment benefits or compensation without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(xxvii)    Enter into any interest rate swap, floor or cap or similar Contract, except in the Ordinary Course;

(xxviii)    Renew or extend the lease agreement listed in Carroll Disclosure Schedule 5.1(c)(xxviii) (the “Scheduled Lease”) upon its expiration date; or

(xxix)     Agree to do any of the foregoing.

Section 5.2	Conduct of Purchaser’s Business.

Through the Effective Time, except as otherwise consented to in writing by Carroll or as permitted by this Agreement, and except as may be required by Law or, in writing, by any Governmental Authority (in which case Purchaser shall immediately provide Carroll with a copy of such written document), Purchaser shall not, and shall not permit any Purchaser Subsidiary to take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied, or agree to take any such action.

Section 5.3	Access; Confidentiality.

(a)     Through the Effective Time, each Party shall afford to the other, including its authorized Representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, Books and Records, and personnel, at reasonable hours and after reasonable notice; and the officers of each Party shall furnish the other Party making such investigation, including its authorized Representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, Books and Records, and personnel as the Party making such investigation, or its authorized Representatives, shall from time to time reasonably request. Each Party agrees that it, and its authorized Representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other Party’s normal operations and customer and employee relationships. Notwithstanding the foregoing, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the Party in possession or control of such information or contravene any Law or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply. No investigation by a Party shall affect the ability of such Party to rely on the representations, warranties, covenants and Contracts of the other Party.

(b)     Each of Carroll, Purchaser and Merger Sub agrees that it will not, and will cause its Representatives to not, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. Carroll, Purchaser and Merger Sub shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference. The Parties agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

Section 5.4	Regulatory Matters.

Through the Effective Time:

(a)     Purchaser, Merger Sub and Carroll shall cooperate with one another in the preparation of the Proxy Statement and all Applications, which Applications shall be prepared by Purchaser and Purchaser’s counsel, to the extent such Applications are required to be filed by Purchaser or a Purchaser Subsidiary, and by Carroll and Carroll’s counsel, to the extent such Applications are required to be filed by a Carroll Company, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Contemplated Transactions and to comply with the terms and conditions of all such permits, consents, approvals, waivers and authorizations; provided, however, that in no event shall Purchaser, Merger Sub or Carroll be required to agree to any prohibition, limitation or other requirement that would (i) prohibit or materially limit the ownership or operation by Purchaser or any Purchaser Subsidiary of all or any material portion of the business or assets of Carroll or any Carroll Subsidiary, (ii) compel Purchaser or Carroll to dispose of all or any material portion of either Party’s business or assets, (iii) impose a material compliance burden, penalty or obligation on Purchaser, Merger Sub or Carroll, or (iv) otherwise materially impair the value of Carroll to Purchaser (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).

(b)     Carroll and Purchaser shall each promptly furnish the other with copies of written communications to, or received by them or their Subsidiaries from, any Governmental Authority with respect to the Contemplated Transactions to the extent permitted by Law.

(c)     Each of the Parties shall cooperate with the other Parties in the foregoing matters and shall furnish the other Parties with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such Party to or with any Governmental Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, each of the Parties shall use its reasonable good faith efforts to provide the other Parties with certificates, “comfort” letters and other documents reasonably requested by the other Parties to the extent such disclosure is permitted by Law. Each Party shall have the right to review and approve in advance (such approval not to be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the Contemplated Transactions with any Governmental Authority. In addition, each of the Parties shall give the other Parties reasonable time to review any Application to be filed by it prior to the time such Application is filed with the relevant Governmental Authority, and each shall consult the other Parties with respect to the substance and status of such filings.

Section 5.5	Taking of Necessary Actions.

Through the Effective Time, in addition to the specific agreements contained herein, each Party shall use its reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions as soon as practicable after the date hereof including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.6	Duty to Advise; Duty to Update of Disclosure Schedules.

Through the Closing Date, each of Carroll and Purchaser shall promptly advise the other of any change or event having or reasonably likely to have a Carroll Material Adverse Effect or a Purchaser Material Adverse Effect or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Through the Closing Date, Carroll shall update the Carroll Disclosure Schedules, and Purchaser shall update the Purchaser Disclosure Schedules, as promptly as practicable after the occurrence of any event that, if such event had occurred prior to the date hereof, would have been disclosed on such schedule. In addition, Carroll shall update and deliver to Purchaser the Carroll Disclosure Schedule 3.20(a) and the Carroll Disclosure Schedule 3.21 promptly after the end of each calendar month during the Pre-Closing Period and on the Business Day immediately preceding the Closing Date. The delivery of updated Disclosure Schedules pursuant to this Section 5.6 shall not relieve either Party from Liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.1(b) or Section 6.2(b).

Section 5.7	Other Undertakings by Purchaser and Carroll.

(a)     Undertakings of Carroll.

(i)    Stockholder Approval. As promptly as practicable after the approval of the Contemplated Transactions by all applicable Governmental Authorities, in accordance with Carroll’s Charter Documents, applicable Law and this Agreement, Carroll shall submit the Merger to its stockholders for approval at the Carroll Common Stockholders’ Meeting with the recommendation that its stockholders approve the Merger.

(ii)     Acquisition Proposals. So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, Carroll shall not, and it shall not authorize, permit or cause any Carroll Subsidiary or their respective Representatives to, directly or indirectly: (A) initiate, solicit, induce or encourage (including by way of furnishing information or providing assistance), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (B) respond to any inquiry relating to an Acquisition Proposal; (C) recommend or endorse an Acquisition Proposal; (D) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Purchaser) any information or data with respect to Carroll or any Carroll Subsidiary or otherwise relating to an Acquisition Proposal; (E) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Carroll or any Carroll Subsidiary is a party; or (F) enter into any agreement, agreement in principle, letter of intent or similar instrument, including any exclusivity agreement, with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Carroll or any of its Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Carroll or otherwise, shall be deemed to be a breach of this Agreement by Carroll. Carroll and each Carroll Subsidiary shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions, negotiations and communications with any Person with respect to any existing or potential Acquisition Proposal.

Notwithstanding the foregoing, prior to the approval of the Merger by Carroll’s stockholders at the Carroll Common Stockholders’ Meeting, Carroll may respond to an inquiry by, furnish nonpublic information regarding itself and the Carroll Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to Carroll by such Person (and not withdrawn) if: (A) Carroll’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and the advice of an independent financial adviser, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (B) Carroll has not violated any of the restrictions set forth in this Section 5.7(a)(ii); (C) Carroll’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and the advice of an independent financial Adviser, that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable Law; and (D) at least two Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, Carroll provides Purchaser with written notice of the identity of such Person and of Carroll’s intention to furnish nonpublic information to, or enter into discussions with, such Person and Carroll receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Carroll. Carroll shall promptly provide to Purchaser any non-public information regarding Carroll or any Carroll Subsidiary provided to any other Person that was not previously provided to Purchaser, such additional information to be provided no later than the date of provision of such information to such other Person.

Carroll shall promptly (and in any event within 24 hours) notify Purchaser in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Carroll, any Carroll Subsidiary or any of their Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). Carroll agrees that it shall keep Purchaser informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). Carroll further agrees that it will provide Purchaser with the opportunity to present its own proposal to the Carroll board of directors in response to any such proposal or offer and negotiate with Purchaser in good faith with respect to any such proposal.

For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that the Carroll board of directors determines in its good faith judgment, after consultation with and having considered the advice of Carroll’s outside legal counsel and the Carroll Advisers: (A) would, if consummated, result in consideration that is more favorable to the stockholders of Carroll than the Contemplated Transactions (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal); (B) is not conditioned on obtaining financing (and with respect to which Carroll has reasonably assured itself of such Person’s ability to fully finance its Acquisition Proposal); (C) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Carroll Common Stock or all or substantially all of the assets and Liabilities of the Carroll Companies on a consolidated basis; and (D) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Neither the Carroll board of directors nor any committee thereof shall: (A) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Purchaser in connection with the Contemplated Transactions (including the Merger), its recommendation to the stockholders of Carroll to approve the Merger, or make any statement, filing or release, in connection with the Carroll Common Stockholders’ Meeting or otherwise, inconsistent with the recommendation to the stockholders of Carroll to approve the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (B) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (C) enter into (or cause Carroll or any Carroll Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (1) related to any Acquisition Proposal or (2) requiring Carroll to abandon, terminate or fail to consummate any of the Contemplated Transactions.

Notwithstanding the foregoing, prior to the date of the Carroll Common Stockholders’ Meeting, Carroll’s board of directors may approve or recommend to the stockholders of Carroll a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 5.7(a)(ii) after the third Business Day following the receipt by Purchaser of a notice (the “Notice of Superior Proposal”) from Carroll advising Purchaser that the Carroll board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7(a)(ii)) constitutes a Superior Proposal (it being understood that Carroll shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that Carroll proposes to accept and the subsequent notice period shall be two Business Days) if, but only if, (A) the Carroll board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and the advice of the Carroll Advisers, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (B) at the end of such three Business Day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by Purchaser since Purchaser’s receipt of such Notice of Superior Proposal (provided, however, that Purchaser shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Carroll board of directors has again in good faith made the determination (1) in clause (A) of this paragraph, and (2) that such Acquisition Proposal constitutes a Superior Proposal.

(iii)     Environmental Assessments.

(A)     Purchaser shall have the express right, but not the obligation, to conduct, at its sole cost and expense, Environmental Assessments of the Carroll Companies’ owned Carroll Real Properties.

(B)     If Purchaser, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Carroll Material Adverse Effect or a Purchaser Material Adverse Effect, then Purchaser shall have the express right, but not the obligation, to further assess, at its sole cost and expense, the recognized environmental conditions as Purchaser deems appropriate subject to the following provisions of this Section 5.7(a)(iii)(B). For any Carroll Real Property that is owned by a Carroll Company, such further assessment shall be subject to prior notice to Carroll. For any Carroll Real Property that is not owned by a Carroll Company, such further assessment by Purchaser shall be conditioned on approval by the property owner.

(C)     Purchaser agrees to notify Carroll a reasonable time in advance of any Environmental Assessments pursuant to this Section 5.7(a)(iii). Upon receipt of such notice, Carroll agrees to permit Purchaser and its Representatives to (1) conduct such Environmental Assessments, (2) have access to the properties, facilities, environmental documents and personnel of the Carroll Companies, and (3) conduct such consultations with the Persons conducting such examinations, as Purchaser shall deem necessary; provided, however, that Purchaser agrees that the exercise of its rights under this Section 5.7(a)(iii) shall not unreasonably disturb or interfere with the business activities or operations of the Carroll Companies. Upon request by Carroll, Purchaser shall provide copies of reports prepared by Purchaser or its Representatives for the assessments conducted under this Section 5.7(a)(iii).

(iv)     401(k) Plan. If requested by Purchaser in a writing delivered to Carroll following the date hereof and prior to the Closing Date, the Carroll Companies shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective immediately prior to the Effective Time, any Carroll Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under IRC Section 401(k) (a “401(k) Plan”). Carroll shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plan in advance and give Purchaser a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Carroll), and prior to the Closing Date, Carroll shall provide Purchaser with the final documentation evidencing the termination of the 401(k) Plan. In the event of termination of the 401(k) Plan, Purchaser and Carroll shall use commercially reasonable efforts to afford participants in the 401(k) Plan who are Retained Employees with outstanding participant loans under such plan to elect a rollover of the loan balance from the 401(k) Plan to a 401(k) plan of Purchaser in connection with an election by such participant to rollover his or her entire account in the 401(k) Plan to a 401(k) plan of Purchaser, subject to the terms and conditions of the Purchaser’s 401(k) plan and the requirements of the Purchaser’s 401(k) plan record-keeper; provided that each such loan satisfies all material legal requirements, is not a nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the IRC and is not in default as of the date of the rollover. No action taken by Carroll or any of the Carroll Companies pursuant to this Section 5.1(a)(iv) at the request of Purchaser, and no financial or other effect as a result thereof, whether taken individually or in the aggregate, shall be deemed to have or constitute a Material Adverse Effect for any purpose contemplated by this Agreement.

(v)     Company Equity Plans. Carroll and each Carroll Subsidiary shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, effective immediately prior to the Effective Time, each Carroll Equity Plan and all agreements, awards and arrangements thereunder. Carroll shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of such Carroll Equity Plans, agreements, awards and arrangements in advance and give Purchaser a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Carroll).

(vi)     Carroll ESOP.

(A)     Carroll shall make contributions to the Carroll ESOP between the date hereof and the Effective Time consistent with the terms of the Carroll ESOP and past practices, including, without limitation, any contributions required pursuant to the terms and conditions of the Carroll ESOP Loan Documents.

(B)      Subject to the occurrence of the Closing, the Carroll ESOP shall be terminated by Carroll prior to the Closing Date. In connection with the termination of the Carroll ESOP and the Merger, all accounts shall be fully vested, all outstanding indebtedness of the Carroll ESOP shall be repaid by delivering a sufficient number of unallocated shares of Carroll Common Stock to Carroll, at least five (5) Business Days prior to the Effective Time, all remaining shares of Carroll Common Stock held by the Carroll ESOP shall be converted into the right to receive the Merger Consideration pursuant to Article II hereof, and the balance of the unallocated shares and any other unallocated assets remaining in the Carroll ESOP after repayment of the indebtedness of the Carroll ESOP shall be allocated as earnings to the accounts of the Carroll ESOP participants who are employed as of the date of termination of the Carroll ESOP based on their account balances under the Carroll ESOP as of the date of termination of the Carroll ESOP and distributed to the Carroll ESOP particpants, and, to the extent necessary, following the Effective Time, Purchaser will adopt such amendments to the Carroll ESOP to effect the provisions of this Section 5.7(a)(vi).

(C)     The remaining account balances in the Carroll ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(D)     Carroll shall continue in full force and effect, until the Effective Time: (1) the fidelity bond, if any, issued to Carroll as described in Section 412 of ERISA; and (2) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Carroll ESOP.

(E)     Carroll shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 5.7(a)(vi), as applicable, and give Purchaser a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Carroll), and on or prior to the Closing Date, Carroll shall provide Purchaser with the final documentation evidencing that all actions contemplated by this Section 5.7(a)(vi) have been effectuated.

(vii)     Other Carroll Benefit Plans. To the extent requested by Purchaser prior to the Closing Date, the Carroll Companies shall cooperate in good faith with Purchaser to amend, freeze, terminate or modify any Carroll Benefit Plan not covered by Section 5.7(a)(iv), (v) or (vi) in accordance with the terms of such plan or agreement and applicable Law, to be effective as of the Effective Time (or at such time mutually agreed to by the Parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. Carroll shall provide Purchaser with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 5.7(a)(vii), as applicable, and give Purchaser a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by Carroll), and prior to the Closing Date, Carroll shall provide Purchaser with the final documentation evidencing that the actions contemplated herein have been effectuated. No action taken by Carroll or any of the Carroll Companies pursuant to this Section 5.1(a)(vii) at the request of Purchaser, and no financial or other effect as a result thereof, whether taken individually or in the aggregate, shall be deemed to have or constitute a Material Adverse Effect for any purpose contemplated by this Agreement. In the event of a termination or consolidation of any Carroll health plan, terminated employees of Carroll and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser in accordance with COBRA.

(viii)     Delivery of Financial Statements. Carroll shall deliver or make available to Purchaser, promptly upon their completion, but in each case no later than one (1) Business Day following each respective delivery date, financial statements that (A) are true, accurate and complete in all material respects, and that have been prepared from, and are in accordance with, the Books and Records of Carroll and its Subsidiaries, (B) fairly present, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Carroll as of and for the periods ended on the dates thereof, and (C) comply in all material respects with applicable accounting and regulatory requirements and, other than the Internal Carroll Financials, are prepared in accordance with GAAP consistently applied, except for (1) omission of the notes from the financial statements, applicable to any interim period, and (2) with respect to any interim period, normal year-end adjustments and notes thereto.

(ix)     Termination of Scheduled Lease. Prior to the Closing, Carroll shall, and shall cause Carroll Bank to, take all actions necessary to ensure that the Scheduled Lease will be terminated and any Carroll Bank branch office underlying the Scheduled Lease will be closed on or prior to the Closing Date and that none of Carroll Bank, Carroll, FM Bank or Purchaser will have any Liability or other obligation under any Scheduled Lease following the Effective Time, including, without limitation, providing notice of the closing of any Carroll Bank branch to the FDIC and the customers of such branch at least 90 days prior to the date on which any Carroll Bank branch is to be closed in accordance with 12 U.S.C. § 1831r and the Interagency Policy Statement Concerning Branch Closing Notices and Policies.

(b)     Undertakings of Purchaser and Carroll.

(i)     Public Announcements. Purchaser and Carroll shall consult upon the form and substance of any press release or public statement related to this Agreement and the Contemplated Transactions and shall not issue any press release or make any public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld, but nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure that its counsel deems necessary under applicable Law or the rules and regulations of any securities exchange.

(ii)     Maintenance of Insurance. Purchaser and each Purchaser Subsidiary, and Carroll and each Carroll Subsidiary, shall maintain Insurance Policies in such amounts as Purchaser and Carroll, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(iii)     Maintenance of Books and Records. Purchaser and each Purchaser Subsidiary, and Carroll and each Carroll Subsidiary, shall maintain Books and Records in accordance with GAAP and on a basis consistent with past practice.

(iv)     Taxes. Purchaser and each Purchaser Subsidiary shall file all Purchaser Returns, and Carroll and each Carroll Subsidiary shall file all Carroll Tax Returns, required to be filed by them, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(v)     In-House Operations. Purchaser and Carroll shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations.

(vi)     Delivery of Regulatory Filings and Documents. Except where prohibited by Law, Purchaser and Carroll shall each deliver to the other copies of all reports filed with Governmental Authorities promptly upon the filing thereof.

(c)     Undertakings of Purchaser.

(i)     Employees, Severance Policy.

(A)     Subject to Purchaser’s or the applicable Purchaser Subsidiary’s personnel and employment qualification policies and the provisions hereof, and subject to Purchaser’s right to require, in its sole discretion and as a condition of employment, such individuals to execute confidentiality, non-competition and/or non-solicitation agreements, Purchaser will endeavor to continue the employment of each individual who was a Carroll Employee as of January 23, 2020 and was continuously employed by Carroll or a Carroll Subsidiary until immediately prior to the Effective Time in a position that will contribute to the successful performance of the combined organization as Purchaser deems appropriate, consistent with its plans and strategies, for the efficient and effective operation of the Purchaser Companies after the Effective Time. Unless agreed otherwise by Purchaser and a Carroll Employee, all such Carroll Employees who accept offers of employment from Purchaser or a Purchaser Subsidiary (each, a “Retained Employee” and collectively, the “Retained Employees”) will be employed (1) on an at-will basis and (2) at the base salary, wages or commission or sales incentive award levels that are, in the aggregate, at least equal to those in effect as of the date of this Agreement, as Disclosed by Carroll to Purchaser pursuant to Section 3.12 of this Agreement. Notwithstanding anything to the contrary contained in this Section 5.7(c)(i), no provision of this Agreement shall create any obligation of Purchaser or a Purchaser Subsidiary to retain any Carroll Employee or create any third party benefit except for the severance obligations under Section 5.7(c)(i)(a) and the Indemnified Parties’ rights under Section 5.7(c)(ii), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each affected individual and Indemnified Party and his or her heirs and Representatives. If a Carroll Employee is not retained as contemplated and described in this Section 5.7(c)(i)(A), or if Purchaser elects to eliminate a position or does not offer a Carroll Employee comparable employment with a Purchaser Company (i.e., a position of substantially similar job descriptions or responsibilities at or above the same salary level and scheduled hours and commuting distance), or a Retained Employee is terminated by a Purchaser Company without Cause within one year of the Effective Date (each such Carroll Employee or Retained Employee, a “Displaced Employee”), then Purchaser will make, or cause FM Bank or the applicable Purchaser Subsidiary to make, severance payments to the Displaced Employee as set forth in Section 5.7(c)(i)(C).

(B)     Purchaser and Carroll may identify one or more Company Employees whose continued employment with the Carroll Companies through the Closing Purchaser and Carroll deem necessary to the Carroll Companies’ ability to continue to operate their businesses in the Ordinary Course and without material disruption (each, a “Necessary Employee” and collectively, the “Necessary Employees”). In addition, Purchaser may, after consulting with Carroll, identify one or more Company Employees who it contemplates will become Retained Employees and whose continued employment with the Carroll Companies through the Closing and thereafter with Purchaser or a Puchaser subsidiary Purchaser deems necessary to ensure a smooth integration of the business and operations of the Carroll Companies with the business and operations of Purchaser and Purchaser Subsdiaries. Purchaser may, directly or through a Purchaser Subsidiary, offer a Necessary Employee and/or a Retained Employee the opportunity, pursuant to an individual retention award letter or similar instrument having such terms as Purchaser, Carroll and such Necessary Employee, or Purchaser and such Retained Employee, as the case may be, may agree (each, a “Retention Letters” and collectively, the “Retention Letters”), to receive cash payments if such Necessary Employee remains employed in good standing with the Carroll Companies through the Closing Date and/or such Retained Employee remains employed in good standing with Purchaser or a Purchaser Subsidiary through the dates specified in his or her Retention Letter, which amounts shall be in addition to, and not in lieu of, any severance benefits to which such Necessary Employee or Retained Employee may be entitled upon the termination of his or her employment with a Carroll Company and/or Purchaer or a Purchaser Subsidiary pursuant to this Section 5.7(c)(i). The aggregate amount to be paid to Necessary Employees pursuant to all such Retention Letters shall not exceed $15,000, and the aggregate amount to be paid to Retained Employees under all such Retention Letters shall not exceed $105,000. For the avoidance of doubt, Carroll shall not have the right to object to Purchaser’s decision to enter into a Retention Letter with a Company Employee who it contemplates will become a Retained Employee.

(C)     Subject to the provisions of Section 5.7(c)(i)(E) and applicable Law, Purchaser will pay, or will cause FM Bank or the applicable Purchaser Subsidiary to pay, to any Displaced Employee one week of severance pay for each full year of employment with Carroll or a Carroll Subsidiary and with Purchaser or FM Bank, provided that the minimum severance payment will be four weeks of severance pay. Severance benefits as set forth in this Section 5.7(c)(i)(C) will be calculated based on the applicable Displaced Employee’s base pay in effect for such Displaced Employee immediately prior to the Effective Time or, if greater, the time of termination. Years of employment will be based on the applicable Displaced Employee’s number of full years employed with Carroll or a Carroll Subsidiary or any predecessor thereto and with Purchaser or FM Bank. For the purposes of this provision, the term “base pay” means (A) with respect to a salaried employee, the employee’s base salary before any pre-tax deductions, and (B) with respect to an hourly employee, the product of (1) the employee’s total scheduled hours (prorated, as appropriate) for the 12 full calendar months preceding the month in which the termination of employment occurs and (2) the employee’s hourly wage(s) during such 12-month period, before any pre-tax deductions, but shall exclude the employee’s overtime pay during such 12-month period.

(D)     Any Retained Employee whose employment with Purchaser or a Purchaser Subsidiary is terminated without Cause after one year from the Effective Date shall receive such severance benefit from Purchaser or such Purchaser Subsidiary as is provided for in Purchaser’s or the applicable Purchaser Subsidiary’s general severance policy for such terminations (with full credit being given for each full year of service with Carroll or any Carroll Subsidiary).

(E)     Subject to Section 6.2(m) hereof and applicable Law, Purchaser will honor the terms of the employment and change in control severance agreements listed in Carroll Disclosure Schedule 3.12(b). Any Carroll Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other Contract (a “CIC Agreement”) that provides for any payment that would be triggered by the Merger or the Bank Merger (“CIC Payment”) shall not receive any severance benefits as provided in Sections 5.7(c)(i)(A) and (C) but will receive the CIC Payment upon the occurrence of a triggering event under the CIC Agreement. Any Carroll Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Sections 5.7(c)(i)(A) and (C).

(F)     Following the Closing Date, each Retained Employee will be offered employee benefits from Purchaser or a Purchaser Subsidiary that are comparable to those provided by Purchaser and the Purchaser Subsidiaries on the Closing Date to similarly situated employees to the extent the provisions, rules, and regulations of or applicable to such employee benefits make such Retained Employee eligible for participation therein. Purchaser does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of a Retained Employee’s employment, and his or her participation in any benefit plan or program shall be subject to the provisions, rules and regulations applicable thereto. As of the Closing Date, each Retained Employee shall be entitled to full credit for each year of service with the Carroll Companies for purposes of determining eligibility for participation and vesting and benefit accrual in Purchaser’s post-Closing employee benefit plans, programs and policies, except as prohibited by Law. Purchaser shall use the original date of hire by the Carroll Companies in making these determinations. In the event of any termination of any Carroll health plan or consolidation of any such plan with any Purchaser health plan, Purchaser shall, following the Effective Time, make available to Retained Employees and their dependents employer-provided health coverage on the same or similar basis as it provides such coverage to Purchaser employees. Unless a Retained Employee affirmatively terminates coverage under a Carroll health plan before the time that such Retained Employee becomes eligible to participate in the Purchaser health plan, no coverage of any of the Retained Employees or their dependents shall terminate under any of the Carroll health plans before the time such Retained Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser and their dependents.

(G)     To the extent permitted under the terms of any tax-qualified retirement plan maintained by Purchaser after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the IRC) of cash amounts received from the Carroll ESOP with respect to any Retained Employees.

(ii)     Indemnification.

(A)     From and after the Effective Time, subject to applicable Law, Purchaser (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Carroll or a Carroll Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities and amounts paid in settlement incurred after the Effective Time (“Costs”) in connection with any Proceeding (“Claim”), whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Carroll or a Carroll Subsidiary or is or was serving at the request of Carroll or any Carroll Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any Carroll Benefit Plan, including, without limitation, any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the Contemplated Transactions, and will advance expenses (including, for the avoidance of doubt, reasonable attorneys’ fees) to such Indemnified Party in connection therewith, to the fullest extent to which such Indemnified Party would be entitled to the right to advancements of expenses or to be indemnified under the Charter Documents of Purchaser in effect on the date of this Agreement as though the Indemnified Parties were present or former directors or officers of Purchaser, or were serving at the request of Purchaser or any Purchaser Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any Purchaser Benefit Plan, as of the Effective Time. Purchaser’s obligations under this Section 5.7(c)(ii) shall continue in full force and effect for a period of six years and one day from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(B)     In the event of any such Claim (whether arising before or after the Effective Time): (1) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Purchaser elects not to assume such defense or independent legal counsel for the Indemnified Party advises that there are substantive issues that raise conflicts of interest between Purchaser and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and Purchaser shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that Purchaser shall be obligated pursuant to this Section 5.7(c)(ii) to pay for only one firm of counsel for all Indemnified Parties, as well as one local firm or local counsel, and shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; (2) the Indemnified Party will cooperate in the defense of any such Claim; and (3) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided, further, that Purchaser shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Notwithstanding any provision of this Section 5.7(c)(ii) to the contrary, Purchaser shall have no obligation to indemnify an Indemnified Party in respect of a Claim if the Indemnified Party fails to provide notice of such Claim to Purchaser promptly after becoming aware thereof and such failure to provide notice materially prejudices Purchaser with respect to such Claim. Any such notice from an Indemnified Party will be effective if given in accordance with Section 8.6 of this Agreement; provided, however, that such notice must be provided to Purchaser at its then-current main office.

(iii)     Directors’ and Officers’ Liability Insurance. Contemporaneously with the Closing, Purchaser shall purchase an extended reporting period to Carroll’s current liability Insurance Policy(ies), for a period to last from the day after the Effective Date until at least the date that is six years and one day after the Effective Date, for purposes of covering actions occurring prior to the Effective Time (the “Tail Policy”). Provided that the aggregate cost of the Tail Policy will not exceed 200% of the current annual premium attributable to the applicable officers’ and directors’ liability coverage in Carroll’s and/or Carroll Bank’s liability Insurance Policy(ies) in effect as of the date of this Agreement (the “Maximum Premium”), the Tail Policy shall provide the same or better coverage for the individuals who are presently covered by Carroll’s or Carroll Bank’s officers’ and directors’ liability Insurance Policy(ies) and any other Insurance Policy(ies) providing insurance coverage for Carroll’s or Carroll Bank’s executive officers and directors (each such individual, an “Insured Person”), with respect to actions, omissions, events, matters or circumstances occurring through the Effective Time. If Purchaser is unable to purchase the Tail Policy having the coverage and aggregate limits contemplated by the foregoing sentence at a cost that does not exceed Maximum Premium, then the Tail Policy purchased by Purchaser shall provide such coverage as may be reasonably purchased for a cost that does not exceed the Maximum Premium. In either event, Purchaser may not cancel, modify or take any action to limit or terminate the Tail Policy purchased pursuant to this Section 5.7(c)(iii) unless it replaces such Tail Policy with coverage provided by insurers having the same or better rating, coverage and aggregate limits as such Tail Policy; provided, however, that Purchaser may, at its option, replace at any time such policy with another Insurance Policy having the same or better coverage rate.

(iv)     Potential Director Representation.

(A)     Prior to the Effective Time, Purchaser’s board of directors will consider, in consultation with Carroll, inviting one individual who was serving as a director of Carroll as of the date of this Agreement and as of immediately prior to the Effective Time to serve on Purchaser’s board of directors after the Effective Time. If Purchaser’s board of directors resolves to invite such a director of Carroll (a “Carroll Nominee”) to serve on Purchaser’s board of directors, then, subject to the Purchaser’s Charter Documents, applicable Laws, any approvals and/or requirements of any Governmental Authority relating to Purchaser, the continuing fiduciary duties of Purchaser’s board of directors, and the Carroll Nominee’s consent to such service, (1) Purchaser’s board of directors shall take such corporate actions as are necessary to elect, immediately after the Effective Time, the Carroll Nominee to Purchaser’s board of directors, and (2) subject further to Purchaser’s nomination process, Purchaser’s board of directors shall nominate the Carroll Nominee for election to Purchaser’s board of directors following the expiration of the Carroll Nominee’s initial term as a director of Purchaser; provided that the foregoing obligations shall not apply if the Carroll Nominee is subject to a Disqualification Event.

(B)     Purchaser will (1) take such actions as are necessary to cause FM Bank’s board of directors, subject to the fiduciary duties thereof, FM Bank’s Charter Documents, and the eligibility requirements of any Governmental Authority relating to FM Bank, and provided that the Carroll Nominee is not subject to a Disqualification Event, to nominate the Carroll Nominee to serve as a director of FM Bank during any time, and for the same term, that the Carroll Nominee serves as a director of Purchaser, and (B) will, as the sole stockholder of FM Bank, vote to elect the Carroll Nomine so nominated by FM Bank.

(C)     As used in this Agreement, the term “Disqualification Event” means, as to the Carroll Nominee, the occurrence of any of the following events: (1) he or she is prohibited by applicable Law or otherwise from serving as a director of Purchaser or FM Bank; (2) he or she has been charged with or convicted of any felony or a crime of moral turpitude; (3) he or she files (or any Person of which he or she served as an executive officer or a controlling person within the 90 days prior to filing files) a voluntary petition under any applicable federal or state bankruptcy or insolvency Law, or he or she becomes (or any Person indebted to Purchaser or FM Bank of which he or she served as an executive officer or a controlling person within the 90 days prior to filing becomes) the subject of an involuntary petition filed under any such Law that is not dismissed within 90 days; (4) he or she shall have been involved in any of the events or circumstances enumerated in Item 401(f)(3) through (8) of Regulation S-K (or any successor or substitute provision of similar import) promulgated by the SEC, or similar provisions of state “blue sky” Laws; (5) the death, disability or other personal reasons beyond the control of the Carroll Nominee that prevents him or her from serving, as determined by Purchaser and FM Bank in their sole discretion, as a director of Purchaser or FM Bank; or (6) he or she has violated any covenant or agreement contained in his or her Support Agreement.

(v)     Purchaser Loan. As of the date of this Agreement, Purchaser intends to fund at least $16,000,000 of the Merger Consideration using the proceeds of a loan from a third-party lender. Purchaser shall use its commercially reasonable best efforts to (A) obtain, within 30 days of the date of this Agreement, a binding commitment letter from such third-party lender with respect to such loan, a copy of which Purchaser shall promptly deliver to Carroll, (B) comply with the terms and conditions of such commitment letter through the closing of such loan, and (C) obtain, prior to the Closing, such loan (or if such loan cannot be obtained for any reason, use its commercially reasonable best efforts to obtain another loan) in the actual principal amount that Purchaser deems necessary to ensure that (1) its representation and warranty made in Section 4.5 hereof will be true and correct as of the Closing Date in accordance with the Article IV Standard and (2) the condition set forth in Section 6.1(j) hereof will be satisfied. Purchaser shall promptly notify Carroll if either the Purchaser or the third-party lender with which Purchaser enters into a binding commitment for such loan terminates, is in breach of, or defaults under the binding commitment letter referred to in clause (A) of this paragraph (v).

Section 5.8	Accuracy of the Proxy Statement.

Carroll shall promptly notify Purchaser if at any time it becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Carroll shall prepare and deliver to holders of Carroll Common Stock a supplement or an amendment to the Proxy Statement that corrects such misstatement or omission. Carroll will provide Purchaser and its counsel with a reasonable opportunity to review and comment on the Proxy Statement (and all supplements and amendments thereto) prior to delivering it to holders of Carroll Common Stock, and will provide Purchaser and its counsel with a copy of the final Proxy Statement (and all supplements and amendments thereto) promptly after it is delivered to holders of the Carroll Common Stock.

ARTICLE VI.
CONDITIONS

Section 6.1	Conditions to Carroll’s Obligations under this Agreement.

The obligations of Carroll hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Carroll pursuant to Section 8.3 hereof:

(a)     Corporate Proceedings. All action required to be taken by, or on the part of, Purchaser, Merger Sub and FM Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Purchaser, Merger Sub and FM Bank, respectively, and Carroll shall have received certified copies of the resolutions evidencing such authorizations.

(b)     Covenants; Representations. The obligations of Purchaser, Merger Sub and FM Bank required by this Agreement to be performed by Purchaser, Merger Sub and FM Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article IV Standard.

(c)     Consents. (i) Carroll and Carroll Bank shall have received all consents and approvals described in Carroll Disclosure Schedule 3.4 and all filings and registrations by Carroll and Carroll Bank described in Carroll Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Purchaser Material Adverse Effect subsequent to the Effective Time; (ii) Purchaser, Merger Sub and FM Bank shall have received all consents and approvals described in Purchaser Disclosure Schedule 4.3 and all filings and registrations by Purchaser, Merger Sub and FM Bank described in Purchaser Disclosure Schedule 4.3 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Purchaser Material Adverse Effect subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of Carroll, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to Carroll of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d)     No Injunction or Restraints. No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or taken any other action that enjoins, prohibits, restricts or makes illegal consummation of the Contemplated Transactions (including the Merger) that remains in effect.

(e)     Officer’s Certificate. Purchaser shall have delivered to Carroll a certificate, dated the Closing Date and signed, without personal liability, by its President and Chief Executive Officer, to the effect that, to the best of his knowledge, information and belief, the conditions set forth in subsections (a), (b), (c)(ii) and (c)(iii) (but only with respect to waiting periods applicable to Purchaser), (d), (h), (i) and (j) of this Section 6.1 have been satisfied.

(f)     Approval by Carroll’s Stockholders. The Merger shall have been approved by the stockholders of Carroll by such vote and in such manner as is required by the MGCL and Carroll’s Charter Documents.

(g)     Other Documents. Carroll shall have received such other certificates, documents or instruments from Purchaser or its officers or others as Carroll shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.1 as Carroll may reasonably request.

(h)     No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), Liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income or financial condition of Purchaser or any of the Purchaser Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided solely in an updated Purchaser Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Purchaser Material Adverse Effect.

(i)     Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(j)     Exchange Fund. Purchaser shall have delivered the Exchange Fund to the Exchange Agent, and the Exchange Agent shall have provided Carroll with confirmation of such delivery.

Section 6.2	Conditions to Purchaser’s Obligations under this Agreement.

The obligations of Purchaser hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Purchaser pursuant to Section 8.3 hereof:

(a)     Corporate Proceedings. All action required to be taken by, or on the part of, Carroll and Carroll Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Carroll and Carroll Bank, respectively, and Purchaser shall have received certified copies of the resolutions evidencing such authorizations.

(b)     Covenants; Representations. The obligations of Carroll and Carroll Bank required by this Agreement to be performed by Carroll and Carroll Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of Carroll set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article III Standard.

(c)     Consents. (i) Purchaser, Merger Sub and FM Bank shall have received all consents and approvals described in Purchaser Disclosure Schedule 4.3 and all filings and registrations by Purchaser, Merger Sub and FM Bank described in Purchaser Disclosure Schedule 4.3 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Purchaser Material Adverse Effect subsequent to the Effective Time; (ii) Carroll and Carroll Bank shall have received all consents and approvals described in Carroll Disclosure Schedule 3.4 and all filings and registrations by Carroll and Carroll Bank described in Carroll Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would not reasonably be expected to have a Purchaser Material Adverse Effect subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of Purchaser, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to Purchaser of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d)     Termination of Scheduled Lease. Carroll Bank shall have provided Purchaser with evidence satisfactory to Purchaser that each Scheduled Lease has been terminated and that none of Carroll Bank, Carroll, FM Bank or Purchaser will have any Liablity or other obligation to any lessor thereunder on or after the Effective Time.

(e)     No Injunction or Restraints. No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) or taken any other action that enjoins, prohibits, restricts or makes illegal consummation of the Contemplated Transactions (including the Merger) that remains in effect.

(f)     Officer’s Certificate. Carroll shall have delivered to Purchaser a certificate, dated the Closing Date and signed, without personal liability, by its President and Chief Executive Officer, to the effect that, to the best of his knowledge, information and belief, the conditions set forth in subsections (a), (b), (c)(ii) and (iii) (but only with respect to waiting periods applicable to Carroll), (d), (e), (g), (j), and (l) of this Section 6.2 have been satisfied.

(g)     Approval by Carroll’s Stockholders. The Merger shall have been approved by the stockholders of Carroll by such vote and in such manner as is required by the MGCL and Carroll’s Charter Documents.

(h)     Other Documents. Purchaser shall have received such other certificates, documents or instruments from Carroll or its officers or others as Purchaser shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.2 as Purchaser may reasonably request.

(i)      Environmental Assessment Results. The recognized environmental conditions of any Environmental Assessments conducted pursuant to Section 5.7(a)(iii) hereof shall not result in a Carroll Material Adverse Effect.

(j)      No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), Liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income or financial condition of Carroll or any of the Carroll Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided in an updated Carroll Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Carroll Material Adverse Effect.

(k)    Third Party Consents. Purchaser and Carroll shall have received all consents and authorizations of landlords and other Persons that are necessary to permit the Contemplated Transactions to be consummated without the violation of any lease or other material Contract to which any of the Carroll Companies is a party or by which any of their properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(l)     Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(m)   Grimes Employment Agreement. Russell J. Grimes, Jr., Carroll, Carroll Bank, Purchaser, and FM Bank shall have entered into a Settlement Agreement in the form attached hereto as Exhibit E.

(n)    Grimes Business Protection Agreement. Purchaser, FM Bank and Russel J. Grimes, Jr. shall have entered into a Business Protection Agreement in substantially the form attached hereto as Exhibit F.

Section 6.3      Frustration of Closing Conditions.

Neither Purchaser nor Carroll may rely on the failure of any condition set forth in Section 6.1 or Section 6.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable best efforts to consummate and to make effective the Contemplated Transactions, as required by and subject to Section 5.5.

ARTICLE VII.
TERMINATION

Section 7.1      Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding receipt of the approval by the stockholders of both Carroll and Purchaser of the Merger, this Agreement may be terminated on or at any time prior to the Closing Date:

(a)     By the mutual written agreement of Carroll and Purchaser;

(b)     By either Carroll or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the Contemplated Transactions) in the event of a material breach of any representation, warranty, covenant or other agreement of the other Party contained in this Agreement such that (i) with respect to a representation or warranty, the condition set forth in the second clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and (ii) with respect to a covenant or other agreement, the condition set forth in the first clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and in each case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such Party of written notice specifying the nature of such breach and requesting that it be remedied or which, by its nature, cannot be cured prior to the Closing; provided that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c)     By either Carroll or Purchaser if the Closing Date shall not have occurred prior to December 31, 2020 (except that if the Closing Date shall not have occurred by December 31, 2020 because of a failure to obtain any required approval or consent of a Governmental Authority, such date shall be February 28, 2021 unless the conditions of any such required regulatory approval or consent cannot be satisfied by February 28, 2021), except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a Party, such breaching Party shall not be entitled to terminate this Agreement in accordance with this provision;

(d)     By either Carroll or Purchaser in the event any Governmental Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Governmental Authority;

(e)     By either Carroll or Purchaser if any Governmental Authority whose approval or consent is required for consummation of the Contemplated Transactions grants such consent or approval but such approval or consent contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such consent or approval could be revised prior to February 28, 2021 so as not to contain or result in a Burdensome Condition;

(f)     By either Carroll or Purchaser if the stockholders of Carroll vote on, but fail to approve, the Merger at the Carroll Common Stockholders’ Meeting (as it may be adjourned and reconvened);

(g)     By Purchaser if Carroll or any Carroll Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

(h)     By Carroll if at any time after the date of this Agreement and prior to obtaining the approval of the Merger by its stockholders at the Carroll Common Stockholders’ Meeting, Carroll receives a Superior Proposal; provided, however, that Carroll shall not terminate this Agreement pursuant to the foregoing clause unless:

(i)     Carroll shall have complied in all material respects with Section 5.7(a)(ii) of this Agreement;

(ii)    Carroll concurrently pays the Carroll Termination Fee payable pursuant to Section 8.1(b); and

(iii)   the board of directors of Carroll concurrently approves, and Carroll concurrently enters into, a definitive agreement with respect to such Superior Proposal;

(i)     By Purchaser if the Carroll board of directors withdraws, changes or modifies its recommendation to its stockholders in any manner adverse to Purchaser regarding this Agreement or the Merger, or the Carroll board of directors authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal that constitutes a Superior Proposal; or

(j)     By either Carroll or Purchaser if any Law permanently restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(j) shall have used its reasonable best efforts to contest, appeal and remove such Law.

Section 7.2	Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), 5.7(b)(i), 8.1, 8.3, 8.4, 8.5, 8.6, 8.9, 8.10, 8.11, 8.12 and 8.13 hereof and this Section 7.2, which shall remain in full force and effect, and there shall be no further Liability on the part of Purchaser or Carroll to the other with respect to the Contemplated Transactions, except for any Liability of Purchaser or Carroll under such applicable sections of this Agreement.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1	Expenses and Other Fees.

(a)     General Expenses. Whether or not the Contemplated Transactions are consummated, each Party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each Party agrees to indemnify the other Party against any cost, expense or Liability (including reasonable attorneys’ fees and including those costs of any Party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any Party for a broker’s or finder’s fee in connection with the Merger other than one based on communications between the Party and the claimant seeking indemnification. Purchaser shall be responsible for and shall pay all filing fees, Exchange Agent fees and expenses, and blue sky fees and expenses, if any. The expenses of separate counsel to any stockholder of Carroll shall be borne by such stockholder and not borne or reimbursed by the Carroll Companies or Purchaer.

(b)     Willfull Breach. In the event this Agreement is terminated due to the knowing, willfull or intentional breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud. In the case of Carroll, such damages, costs and expenses shall include the loss to the holders of the Carroll Common Stock of the economic benefits of the Merger, including the loss of the premium offered to the holders of the Carroll Common Stock, it being understood that Carroll shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its stockholders in its sole and absolute discretion, and any amounts received by Carroll in connection therewith may be retained by Carroll, but in no event shall Purchaser be otherwise liable to Carroll for any special, consequential, punitive damages or damages based on loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

(c)     Carroll Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by Purchaser while structuring and pursuing the Merger, Carroll shall pay to Purchaser by wire transfer of immediately available funds a termination fee equal to $1,000,000 (the “Carroll Termination Fee”) if Purchaser or Carroll terminates this Agreement pursuant to Sections 7.1(g) or 7.1(h), then Carroll shall pay the Carroll Termination Fee at or prior to the time of such termination. If payment of the Carroll Termination Fee is timely made, then Purchaser will have no other rights or claims against Carroll and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Carroll Termination Fee under this Section 8.1 will constitute the sole and exclusive remedy of Purchaser against Carroll and its officers, directors, attorneys and financial advisors.

Section 8.2	Non-Survival.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate as of the Closing. Notwithstanding the foregoing, Sections 1.1, 1.2, 1.3 (other than 1.3(a)(i)), 1.4, 1.5, 1.6, and 1.7, Article II (other than Sections 2.1(a) and 2.3(a)), 5.3(b), and 5.7(c), and this Article VIII shall survive the Closing.

Section 8.3	Amendment, Extension and Waiver.

(a)         Subject to applicable Law, at any time prior to the Closing, the Parties may:

(i)     Amend this Agreement;

(ii)    Extend the time for the performance of any of the obligations or other acts of either Party;

(iii)   Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv)    Waive compliance with any of the agreements or conditions contained in Article V and Article VI hereof or otherwise.

(b)         This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the Parties. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such Party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4	Entire Agreement.

This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Bank Merger Agreement, and the Confidentiality Agreement, contain the entire, complete and integrated agreement between the Parties with respect to the subject matter hereof, and supersede any prior or contemporaneous Contracts between the Parties, written or oral, express or implied, that may have related to the subject matter hereof in any way other than the Confidentiality Agreement.

Section 8.5     Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors; provided, however, that, except for (a) the Indemnified Parties’ rights under Section 5.7(c)(ii), and (b) the Insured Person’s rights with respect to the Tail Policy under Section 5.7(c)(iii), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and Insured Person, respectively, and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Party, other than the Parties and their respective successors, any rights, remedies, or Liabilities.

Section 8.6     Notices.

Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by electronic correspondence if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Purchaser or Merger Sub, to:

James R. Bosley, Jr.

President and Chief Executive Officer

Farmers and Merchants Bancshares, Inc.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

E-mail: Jim.Bosley@fmb1919.bank

with a copy to (which shall not constitute notice):

Andrew Bulgin, Esquire

Gordon Feinblatt LLC

233 E. Redwood Street

Baltimore, Maryland 21202

E-mail: abulgin@gfrlaw.com

If to Carroll, to:

Russell J. Grimes, Jr.

President and Chief Executive Officer

Carroll Bancorp, Inc.

1321 Liberty Road,

Sykesville, Maryland, 21784

E-mail: rgrimes@carrollcobank.com

with a copy to (which shall not constitute notice):

Eric Luse, Esquire

Ned Quint, Esquire

Luse Gorman, PC

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

E-mail:   eluse@luselaw.com

nquint@luselaw.com.

Section 8.7     Disclosure Schedules.

Information contained on either the Carroll Disclosure Schedule or the Purchaser Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such Party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.8     Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each Party (and its Representatives) may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any Representative of any Party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.9     No Assignment.

Neither Party may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other Party.

Section 8.10	Captions; Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The Background Section hereof constitutes an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.11	Counterparts; Electronic Signatures.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 8.12	Severability.

The Parties agree that the provisions and covenants contained in each of the Sections of this Agreement, and within the Sections themselves, are intended to be separate and divisible provisions and covenants and if, for any reason, any one or more of them shall be held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then (a) the same shall not be held to affect the validity of any other provision or covenant contained in this Agreement and (b) the same shall be deemed to be modified to the minimum extent necessary for it to be legally enforceable. The Parties hereby expressly request any court of competent jurisdiction to enforce any such provision or covenant or to modify any provision thereof so that it shall be enforced by such court to the fullest extent permitted by applicable Law.

Section 8.13	Governing Law; Venue; No Jury Trial.

(a)     The laws of the State of Maryland (without regard to any conflict of laws principle that would apply the law of another jurisdiction) shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(b)     The Parties agree that any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall be filed exclusively in the State and Federal courts located in Carroll County, Maryland and the District of Maryland, respectively, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of their obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction. The prevailing Party in any judicial proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and attorneys’ fees from the non-prevailing Party.

(c)     EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OR RIGHT TO DEMAND TRIAL BY JURY IN ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT, OR ANY PROVISION HEREOF, OR FOR DAMAGES DUE AS A RESULT OF AN ALLEGED BREACH OF THIS AGREEMENT.

Section 8.14	Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.15	Specific Performance.

The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signatures Appear on Next Page]

[Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

ATTEST:	FARMERS AND MERCHANTS BANCSHARES, INC.

/s/ Lynnette Kitzmiller	By:	/s/ James R. Bosley, Jr.
Name: Lynnette Kitzmiller	Name:	James R. Bosley, Jr.
Title: Secretary	Title:	President and Chief Executive Officer

ATTEST:	ANTHEM ACQUISITION CORP.

/s/ Mark C. Krebs	By:	/s/ James R. Bosley, Jr.
Name: Mark C. Krebs	Name:	James R. Bosley, Jr.
Title: Secretary	Title:	President

ATTEST:	CARROLL BANCORP, INC.

/s/	By:	/s/ Russell J. Grimes, Jr.
Name:	Name:	Russell J. Grimes, Jr.
Title: Secretary	Title:	President and Chief Executive Officer

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – Bank Merger Agreement

Exhibit D – Sample Book Value Calculation

Exhibit E – Form of Settlement Agreement

Exhibit F – Form of Business Protection Agreement

SCHEDULE 2(a) – Excluded Carroll Expenses

Carroll Disclosure Schedules

Purchaser Disclosure Schedules

Exhibit A

List of Stockholders to Execute Support Agreements

C. Todd Brown

Brian L. Haight

R. Wayne Barnes

Gilbert L. Fleming

Russell J. Grimes, Jr.

Nancy L. Parker

James G. Kohler

Barry Renbaum

Leo Vondas

Michael J. Gallina

George Peck

Exhibit B

Support Agreement

[Attached]

SUPPORT AGREEMENT

This Support Agreement, dated as of ___________, 2020 (this “Agreement”), is made and entered into by and between Farmers and Merchants Bancshares, Inc., a Maryland corporation (“Purchaser”), and _________________ (the “Stockholder”), as an individual stockholder of Carroll Bancorp, Inc., a Maryland corporation (“Carroll”) and the parent company of Carroll Community Bank, a Maryland commercial bank (“Carroll Bank”).

WHEREAS, concurrently herewith, Purchaser, Anthem Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), and Carroll are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Carroll, with Purchaser continuing as the surviving corporation and as a wholly-owned subsidiary of Purchaser (the “Merger”); and

WHEREAS, the Stockholder is a member of the board of directors and/or an executive officer of Carroll and/or Carroll Bank; and

WHEREAS, as a stockholder of Carroll, the Stockholder will receive a significant benefit from the transactions described in the Merger Agreement; and

WHEREAS, to induce Purchaser to enter into the Merger Agreement, and as a condition to the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.     Definitions. Capitalized terms used but not defined herein and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

(a)     “Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

(b)    “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(c)     “Carroll Companies” shall mean collectively Carroll and any Subsidiaries thereof.

(d)     “Control” and “Controlled,” as used within the definition of Affiliate, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract.

(e)     “Effective Time,” means the time when the Merger becomes effective in accordance as defined with the Merger Agreement.

(f)     “Purchaser Applications” means all applications, notices and filings that Purchaser or Merger Sub is required to file with any Governmental Authority (as defined in the Merger Agreement) in connection with the Merger.

(g)     “Superior Proposal” shall have the meaning set forth in the Merger Agreement.

(h)     “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(i)     “Shares” shall mean shares of the common stock, par value $.01 per share, of Carroll.

(j)     “Stockholder’s Shares” shall mean all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued and outstanding or hereafter acquired by purchase, or by exercise of any options, warrants or other securities convertible into or exchangeable or exercisable for Shares.

(k)     “Termination Date” shall mean the date that the Merger Agreement has been terminated in accordance with its terms.

2.     Voting of Shares.

(a)     From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Stockholder’s Shares entitled to vote thereon, (i) in favor of approval of the Merger and the execution and delivery by Carroll of the Merger Agreement (ii) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Carroll under the Merger Agreement and (iii) against the following actions: (A) any Superior Proposal; and (B) to the extent that such are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement, or implement or lead to: (1) any change in a majority of the persons who constitute the board of directors of Carroll; (2) any change in the present capitalization of Carroll or any amendment of Carroll’s articles of incorporation or bylaws; or (3) any other material change in Carroll’s corporate structure. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period, the Stockholder shall not enter into any agreement or understanding with any Person or Entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2.

(b)     It is understood and hereby agreed that this Agreement relates solely to the capacity of the Stockholder as a holder of the Shares and is not in any way intended to affect the exercise of the Stockholder’s responsibilities and fiduciary duties as a director or officer of Carroll or Carroll Bank, including, without limitation, the exercise or performance of any of the Stockholder’s rights or obligations as a director with respect to any matter that comes before the board of directors of Carroll or Carroll Bank.

(c)     The Stockholder hereby authorizes disclosure of his, her or its identity and ownership of the Stockholder’s Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement in any proxy statement and regulatory filing of Carroll, and in any regulatory filing by Purchaser related to the Merger.

3.     Representations and Warranties of the Stockholder. The Stockholder hereby makes the following representations and warranties to Purchaser, which are true and correct as of the date hereof and shall be true and correct as of the Effective Date:

(a)     Ownership. As of the date of this Agreement, the Shares set forth on Schedule 1 hereto constitute all of the Stockholder’s Shares owned of record or Beneficially Owned by the Stockholder. Except for Shares with respect to which the Stockholder shares investment or dispositive power or that are owned together with others, the Stockholder has sole power of disposition, and sole power to vote upon and agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Exhibit A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)     Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been or will be duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the counterparties hereto and thereto) constitutes or will constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for (i) the execution and delivery of this Agreement or any other agreements, documents or instruments contemplated hereby to which the Stockholder is a party or (ii) the consummation by the Stockholder of the transactions contemplated hereby. If the Stockholder is married and the Stockholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and (assuming the due authorization, execution and delivery by the Stockholder and Purchaser) constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

(c)    No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any Person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his, her or its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of his, her or its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere in any material respect with the ability of the Stockholder to perform his, her or its obligations hereunder.

(d)     Voting Agreements or Arrangements. The Stockholder is not a party to any voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Stockholder’s Shares, other than this Agreement.

4.     Covenants of the Stockholder. The Stockholder hereby covenants and agrees with Purchaser as follows:

(a)    No Encumbrances. At all times hereafter during the term hereof, all of the Stockholder’s Shares will be held free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair in any material respect Stockholder’s ability to perform his, her or its obligations under this Agreement, and subject to applicable securities laws and the terms of this Agreement.

(b)     Actions; Information for Applications.

  (i)     Subject to Section 2(b) of this Agreement, the Stockholder will take all reasonable actions to and assist in the consummation of the Merger and the transactions contemplated by the Merger Agreement, and will use his, her or its best efforts to cause the Carroll Companies to take the actions that are described in the Merger Agreement.

  (ii)     The Stockholder will furnish Purchaser with all information concerning the Stockholder required for inclusion in the Purchaser Applications. All information provided by the Stockholder about the Stockholder for inclusion in the Purchaser Applications, at the time such information is provided, shall be true and correct in all material respects and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)     Confidentiality. The Stockholder shall not disclose or use for his, her or its own purpose or the benefit of others any information that the Carroll Companies are prohibited from disclosing or using for their own purposes or for the benefit of others under Section 5.3 of the Merger Agreement. The Stockholder shall use his, her or its commercially reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for one year from the date of this Agreement, or the Termination Date or the date such information becomes publically known other than as a result of a breach of this Agreement, whichever is earlier.

(i)     No Solicitation. The Stockholder shall not take any action that is described in Section 5.1(c) of the Merger Agreement as an action of which the Carroll Companies are prohibited from authorizing or permitting their respective officers, directors or employees to take.

(d)     Press Releases. The Stockholder will not, directly or indirectly, without the prior approval of Purchaser, issue any press release or written statement for general circulation relating to the Merger Agreement or the Merger except as otherwise required by applicable Law, and then only after making reasonable efforts to notify Purchaser in advance.

(e)     Restriction on Transfer and Proxies; Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the date holders of the Shares approve the Merger, the Stockholder shall not, and shall cause each of his, her or its Affiliates who Beneficially Own any of the Stockholder’s Shares not to, directly or indirectly, without the consent of Purchaser: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder’s Shares, or any interest therein; (ii) grant any proxies or powers of attorney, deposit any of Stockholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder’s Shares; (iii) enter into any agreement or arrangement providing for any of the actions described in clause (i) or (ii) above; or (iv) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.

(f)     No Appraisal Rights. The Stockholder hereby acknowledges that Carroll’s Articles of Incorporation, as amended and restated to date, provide no stockholder of Carroll shall be entitled to exercise any rights of an objecting stockholder provided by Subtitle 2 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Appraisal Statute”) with respect to the Merger. The Stockholder hereby waives and agrees not to assert, and shall cause any of his or her Affiliates who hold of record any of the Stockholder’s Shares to waive and to not assert, any appraisal rights with respect to the Merger that the Stockholder or such Affiliate may now or hereafter have with respect to any of the Stockholder’s Shares (or any other shares of capital stock of Carroll that the Stockholder shall hold of record at the time that the Stockholder may be entitled to assert appraisal rights with respect to the Merger), whether pursuant to the Appraisal Statue or otherwise.

(g)     Further Assurances. From time to time, at Purchaser’s request and without further consideration, the Stockholder shall execute and deliver such additional documents reasonably requested by Purchaser as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5.     Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Stockholder that:

(a)    Organization, Standing and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with the corporate power and authority to carry on its business as proposed and currently conducted. Except as described in the Merger Agreement, Purchaser has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)     Execution, Delivery and Performance by Purchaser. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser. Except as described in the Merger Agreement, Purchaser has taken all actions required by law, its articles of incorporation, as amended, and its amended and restated bylaws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as enforceability may be subject to subject to applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

6.     Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder will not request that Carroll register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Shares.

7.     Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

8.     Binding on Successors and Assigns; Assignment. Except as contemplated by Section 10(g) hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise, except that Purchaser may, without the approval of the Stockholder, assign any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The Stockholder agrees that this Agreement, and the obligations of the Stockholder hereunder, shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, guardians, administrators or successors.

9.     Termination. This Agreement shall terminate without any further action on the part of any party hereto upon to occur of (a) the termination of the Merger Agreement pursuant to the terms thereof or (b) the Effective Time. Upon such termination, this Agreement shall forthwith become void and of no further force or effect. The representations and warranties of the parties contained herein shall not survive the termination of this Agreement.

10.     Miscellaneous.

(a)     Entire Agreement; Amendment. This Agreement, along with any agreements referenced herein, contains the entire, complete and integrated agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

(b)     Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

(c)     Captions. The headings of Sections and subsections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

(d)     Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) email upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1)     If to Purchaser:                                               James R. Bosley, Jr.

President and Chief Executive Officer

Farmers and Merchants Bancshares, Inc.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

               with copy to:                                                                 Gordon Feinblatt LLC

233 E. Redwood Street

Baltimore, Maryland 21202

Attn: Andrew Bulgin, Esq.

          (2)     If to the Stockholder:                                                   At the address(es) indicated on the

applicable signature page hereto.

Addresses may be changed by notice in writing signed by the addressee.

(e)    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(f)     Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(g)    No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto; provided that in the event of the Stockholder’s death, the obligations of the Stockholder hereunder shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder’s heirs, guardians, administrators or successors.

(h)    Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(i)     Construction. This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.

(j)    No Waiver. The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(k)     WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures Appear on Next Page]

[Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

FARMERS AND MERCHANTS BANCSHARES, INC.

By:
James R. Bosley, Jr.
President and Chief Executive Officer

STOCKHOLDER:

Print Name:

Address for Notice:

SCHEDULE 1

TO

SUPPORT AGREEMENT

CLASS OF SHARES	CERTIFICATE NO.	NUMBER OF SHARES	RECORD OWNER	BENEFICIAL OWNER
Common Stock
Common Stock

Exhibit C

Bank Merger Agreement

[Attached]

AGREEMENT AND Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) by and between Farmers and Merchants Bank of Fowblesburg, Maryland (“FM Bank”) and Carroll Community Bank (“Carroll Bank”) is dated as of March 6, 2020.

RECITALS

WHEREAS, Carroll Community Bank is a Maryland-chartered commercial bank, with its principal office at 1321 Liberty Road, Sykesville, Maryland 21784, and an authorized capitalization of 10,000 shares of common stock, par value $10.00 per share (“Carroll Bank Common Stock”), of which 1,000 shares are issued and outstanding; and

WHEREAS, Carroll Bank is a wholly-owned subsidiary of Carroll Bancorp, Inc., a Maryland corporation with its principal office at 1321 Liberty Road, Sykesville, Maryland 21784 (“Carroll”); and

WHEREAS, FM Bank is a Maryland-chartered commercial bank, with its principal office at 15226 Hanover Pike, Upperco, Maryland 21155, and with an authorized capitalization of 5,000,000 shares of common stock, par value $10.00 per share (“FM Bank Common Stock”), of which 2,974,019 shares are issued and outstanding; and

WHEREAS, FM Bank is a wholly-owned subsidiary of Farmers and Merchants Bancshares, Inc., a Maryland corporation with its principal office at 4510 Lower Beckleysville Road, Hampstead, Maryland 21074 (“Parent”); and

WHEREAS, concurrently herewith, Parent, Anthem Acquisition Corp., a Maryland corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Carroll are entering into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may hereafter be amended or supplemented from time to time, the “Parent Agreement”), pursuant to which Merger Sub will merge with and into Carroll, with Carroll being the surviving corporation (the “Parent Merger”); and

WHEREAS, the Parent Agreement contemplates that, following the Parent Merger and then the merger of Carroll with and into Parent, with Parent as the surviving corporation, Carroll Bank will be merged with and into FM Bank, with FM Bank being the surviving institution immediately after the Parent Merger is consummated (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Carroll and Parent has determined that the Bank Merger would be in the best interests of the respective bank subsidiaries of Carroll Bank and FM Bank, has approved the Bank Merger and has authorized Carroll Bank and FM Bank, respectively, to enter into this Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Subject to the terms and conditions of this Agreement, Carroll Bank shall be merged with and into FM Bank (which shall be the surviving institution) pursuant to, and shall have the effect provided in and by, Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland.

ARTICLE II

The name of the surviving institution in the Bank Merger (hereinafter referred to as the “Surviving Bank”) shall be “Farmers and Merchants Bank of Fowblesburg, Maryland”.

ARTICLE III

The business of the Surviving Bank shall be that of a commercial bank chartered under the laws of the State of Maryland. This business shall be conducted by the Surviving Bank at its principal office at 15226 Hanover Pike, Upperco, Maryland 21155, at all duly authorized and operating branches of FM Bank and Carroll Bank as of the Effective Time (as hereinafter defined), and at all other offices and facilities of FM Bank and Carroll Bank established as of the Effective Time.

ARTICLE IV

Section 4.1.     At the Effective Time (as defined in Section 9.2 hereof), the separate existence of Carroll Bank shall cease and the corporate existence of FM Bank, as the Surviving Bank, shall continue unaffected and unimpaired by the Bank Merger, and the Surviving Bank shall be deemed to be the same business and corporate entity as each of Carroll Bank and FM Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Carroll Bank and FM Bank shall vest in FM Bank as the Surviving Bank, and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Carroll Bank and FM Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Carroll Bank and FM Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the laws of the State of Maryland or the laws of the United States.

Section 4.2.     The Surviving Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Carroll Bank and FM Bank immediately prior to the Effective Time.

ARTICLE V

Section 5.1.     At the Effective Time, (a) all of the shares of Carroll Bank Common Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, securities, or other property shall be delivered in exchange therefor, and (b) the shares of FM Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2.     At and after the Effective Time, certificates evidencing shares of Carroll Bank Common Stock shall not evidence any interest in Carroll Bank or the Surviving Bank.

Section 5.3.     The stock transfer book of Carroll Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Carroll Bank Common Stock shall be recorded therein.

ARTICLE VI

Section 6.1.     Upon the Effective Time, the Board of Directors of the Surviving Bank shall be comprised of those persons serving as directors of FM Bank immediately prior to the Effective Time and as provided in the Parent Agreement. Each director of the Surviving Bank shall hold office until the expiration of his term, unless sooner removed, disqualified or deceased, or unless such director resigns, and until his successor has been elected and qualified.

Section 6.2.     Upon the Effective Time, the executive officers of the Surviving Bank shall be comprised of those persons serving as executive officers of FM Bank immediately prior to the Effective Time.

ARTICLE VII

Section 7.1.     From and after the Effective Time, (a) the charter of the Surviving Bank shall be the charter of FM Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (b) the bylaws of the Surviving Bank shall be the Bylaws of FM Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

Section 7.2.     In accordance with Section 5.7(c)(i) of the Parent Agreement, FM Bank acknowledges and agrees that it will be responsible for paying the severance and other payments provided for therein with respect to (a) the employees of Carroll Bank that (i) are not offered positions with FM Bank, (ii) do not accept an offer of employment with FM Bank because the offer is not for comparable employment with FM Bank (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), or (iii) accept employment but are involuntarily terminated without Cause, as defined in the Parent Agreement, within one year of the effective date of the Parent Merger, and (b) Necessary Employees and/or Retained Employees who were employees of Carroll Bank immediately prior to the Closing under their respective Retention Letters. In addition, if Parent has promised in the Parent Agreement to make any other payments to any individual who was an employee of Carroll Bank and any Governmental Authority requires such payments to be made by FM Bank rather than Purchaser, then F&M hereby agrees to make such payments.

ARTICLE VIII

This Agreement may be amended by mutual consent of Carroll Bank and FM Bank at any time prior to the Effective Time, except that no provision in Article IX may be amended or waived at any time pursuant to its terms.

ARTICLE IX

Section 9.1.     This Agreement and the Bank Merger shall be adopted and approved as follows: (a) by resolutions of the board of directors of Carroll Bank duly adopted at a meeting thereof; (b) by written consent of Carroll, as the sole stockholder of Carroll Bank, in lieu of a special meeting; (c) by resolutions of the board of directors of FM Bank duly adopted at a meeting thereof; and (d) by written consent of Parent, as sole stockholder of FM Bank, in lieu of a special meeting.

Section 9.2.     The Bank Merger shall be effective on the date and time the Articles of Merger reflecting the Bank Merger are filed with the Maryland Department of Assessments and Taxation (the “Effective Time”); provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective date and time of the Parent Merger.

Section 9.3.     This Agreement is subject to approval by the Office of the Maryland Commissioner of Financial Regulation, the Federal Deposit Insurance Corporation, and Carroll and F&M Bancorp, as the sole stockholders of Carroll Bank and FM Bank, respectively.

Section 9.4.     Notwithstanding any provision of this Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, immediately prior to the Effective Time, the Parent Merger shall have been consummated.

ARTICLE X

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) on the date established by the sender as having been personally delivered to the recipient; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by electronic correspondence if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Carroll Bank:

Russell J. Grimes

President and Chief Executive Officer

Carroll Community Bank

1321 Liberty Road

Sykesville, Maryland 21784

E-mail: rgrimes@carrollcobank.com

with a copy to (which shall not constitute notice):

Ned A. Quint, Esquire

Luse Gorman PC

5335 Wisconsin Avenue, NW

Washington, D.C. 20015

E-mail: nquint@luselaw.com

if to FM Bank:

James R. Bosley, Jr.

President and Chief Executive Officer

Farmers and Merchants Bank of Fowblesburg, Maryland

15226 Hanover Pike

Upperco, Maryland 21155

E-mail: Jim.Bosley@fmb1919.bank

with a copy to (which shall not constitute notice):

Andrew D. Bulgin, Esquire

Gordon Feinblatt LLC

233 E. Redwood Street

Baltimore, Maryland 21202

E-mail: abulgin@gfrlaw.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Surviving Bank and to the extent permitted by law and at the expense of the Surviving Bank, the officers and directors of Carroll Bank and FM Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Surviving Bank title to, and possession of, all of the property, rights, power and franchises of Carroll Bank and FM Bank, including, without limitation, all rights and interests of Carroll Bank and FM Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Carroll Bank and FM Bank or otherwise.

ARTICLE XII

This Agreement is binding upon and is for the benefit of Carroll Bank and FM Bank and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement.

ARTICLE XIII

Notwithstanding any other provision of this Agreement, the parties may, by mutual agreement, terminate this Agreement at any time prior to the Effective Time. In addition, this Agreement will terminate upon the termination of the Parent Agreement.

ARTICLE XIV

This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict of laws rules or provisions, except to the extent federal law may be applicable. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

ARTICLE XV

This Agreement shall constitute a plan of reorganization for the Bank Merger within the meaning of Section 368 of the Code.

ARTICLE XVI

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

ARTICLE XVII

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

ATTEST:		FARMERS AND MERCHANTS BANK OF FOWBLESBURG, MARYLAND

By:		By:
Name:	Lynnette Kitzmiller	Name:	James R. Bosley, Jr.
Title:	Secretary	Title:	President and Chief Executive Officer

ATTEST:		CARROLL COMMUNITY BANK

By:		By:
Name:		Name:	Russel J. Grimes, Jr.
Title:	Secretary	Title:	President and Chief Executive Officer

Exhibit D

Sample Book Value Calculation

[Attached]

Exhibit D

Calculation of Carroll Tangible Book Value as of December 31, 2019

Total stockholders' equity	$18,190,983
Less: Intangible Assets	-
Less: Change in Accumulated Other Comprehensive Income (1)	-
Plus: Allowed Carroll Transaction Expenses (2)	-

Carroll Tangible Book Value	18,190,983

Required Carroll Tangible Book Value	18,200,000

Adjustment to Merger Consideration	(9,017)

Notes
(1) - Less change in Accumulated Other Comprehensive Income ("AOCI") since December 31, 2019

(2) - Carroll Transaction Expenses Incurred or Accrued Prior to Closing
Professional Fees up to (but not exceeding) $725,000	-
Expenses, charges, and other items by virtue of actions requested / required by Purchaser	-

Total	-

D-1

Exhibit E

Form of Settlement Agreement

[Attached]

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of March 6, 2020 by and among Russell J. Grimes (the “Executive”), Carroll Bancorp, Inc., a Maryland corporation (“Carroll”), Carroll Community Bank, a Maryland commercial bank and wholly-owned subsidiary of Carroll Bancorp (“Carroll Bank”), Farmers and Merchants Bancorp, Inc., a Maryland corporation (“Purchaser”), and Farmers and Merchants Bank of Fowblesburg, Maryland, a Maryland commercial bank and wholly owned subsidiary of the Company (“FM Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Carroll and Purchaser are entering into an Agreement and Plan of Merger, dated as of March 6, 2020 (the “Merger Agreement”), pursuant to which, among other things, Purchaser will acquire all of the stock of Carroll and Carroll will subsequently be merged with and into Purchaser, with Purchaser as the surviving corporation, and immediately thereafter, Carroll Bank will be merged with and into FM Bank, with FM Bank as the surviving Maryland commercial bank (the transactions described in this paragraph are collectively referred to herein as the “Transactions”); all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, the parties desire to enter into this Agreement, which shall supersede the Employment Agreement, by and among Carroll Bank, Carroll, and the Executive, dated October 12, 2011 (the “Employment Agreement”), effective immediately prior to the Effective Time, and in lieu of any rights and payments under the Employment Agreement, the Executive shall be entitled to the rights and payments set forth herein (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event of a “Change in Control” (as such terms are defined in the Employment Agreement)).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Cancellation of Employment Agreement. Immediately prior to the Effective Time, in consideration for the Executive’s receipt from Purchaser or FM Bank of the Employment Agreement Amount (as defined in Section 2 below) as provided herein, the Employment Agreement shall be cancelled in its entirety, except to the extent set forth herein below, and the parties thereto shall have no further rights or obligations thereunder.

2.     Settlement Amount. Provided that the Executive is employed with the Carroll Bank immediately prior to the Effective Time, Carroll Bank, Purchaser or FM Bank shall pay to the Executive a lump-sum cash amount equal to 2.99 times the average compensation listed in Box 1 of Executive’s Forms W-2 for the five taxable years immediately preceding the year in which the Effective Time occurs, in full satisfaction of the payment obligations of Carroll Bank under the Employment Agreement, less applicable tax withholdings (the total of such sum, the “Employment Agreement Amount”) .

3.     No Further Adjustment. The parties hereby agree that the Employment Agreement Amount as determined in the manner provided under Section 2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

4.     Complete Satisfaction. In consideration of the payment of the Employment Agreement Amount and the other provisions of this Agreement, the Executive, Purchaser and FM Bank hereby agree that effective immediately following the Effective Time, the Executive agrees that the full payment of the Employment Agreement Amount, as determined in accordance Section 2, shall be in complete satisfaction of all rights to payments due to Executive under the Employment Agreement.

5.     Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Section 409A of the IRC and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

6.     General.

6.1     Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

6.2     Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

6.3     Withholdings. Purchaser and FM Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable Law.

6.4    Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Maryland, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

6.5     Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

6.6     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

7.     Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Transactions in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Transactions do not occur, this Agreement shall be deemed null and void.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Bank have each caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE

Russell J. Grimes

CARROLL COMMUNITY BANK	FARMERS AND MERCHANTS BANCSHARES, INC.

By:	By:
Name:	Name:	James R. Bosley, Jr.
Title:	Title:	President and CEO

FARMERS AND MERCHANTS BANK OF FOWBLESBURG, MARYLAND

By:
	Name:	James R. Bosley, Jr.
	Title:	President and CEO

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

Exhibit F

Form of Business Protection Agreement

[Attached]

BUSINESS PROTECTION AGREEMENT

THIS BUSINESS PROTECTION AGREEMENT (this “Agreement”) is made this 6th day of March, 2020 by and among Farmers and Merchants Bancshares, Inc., a Maryland corporation (the “Company”), Farmers and Merchants Bank of Fowblesburg, Maryland, a Maryland commercial bank and wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, the “Farmers Companies”), and Russell J. Grimes, Jr. (the “Executive”). The Company, the Bank and the Executive are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

The Executive is a director and the President and Chief Executive Officer of Carroll Bancorp, Inc., a Maryland corporation (“Carroll”), and Carroll Community Bank, a Maryland commercial bank and wholly-owned subsidiary of Carroll (“Carroll Bank” and, together with Carroll, the “Carroll Companies”), and the terms of his employment with the Carroll Companies are set forth in an Employment Agreement dated October 12, 2011 (the “Employment Agreement”). In his capacity as a director and as the President and Chief Executive Officer of the Carroll Companies, the Executive has developed and will, through the Effective Time, continue to develop, and has assisted and will, through the Effective Time, continue to assist the Employer in developing, the goodwill of the Employer with its customers, prospects and employees and has been and will be made privy to certain proprietary business information with respect thereto.

The Company and Carroll have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, the Company will acquire all of the stock of Carroll and Carroll will subsequently be merged with and into the Company, with the Company as the surviving corporation (collectively, the “Merger”). Immediately following the Merger, Carroll Bank will merge with and into the Bank, with the Bank as the surviving Maryland commercial bank (the transactions described in this paragraph are collectively referred to herein as the “Transactions”).

The Company anticipates that the Executive might be retained as an employee of the Farmers Companies for a period of time following the consummation of the Transactions. In such case, in his capacity as an employee of the Farmers Companies, it is anticipated that the Executive will develop and assist the Farmers Companies in developing the goodwill of the Farmers Companies with their respective customers, prospects and employees and will be made privy to certain proprietary business information with respect thereto.

The Employment Agreement does not require the Executive, following the termination of his employment with the Employer or the Farmers Companies in connection with the Transactions, to refrain from competing with the Employer’s successors and assigns, including the Farmers Companies. Further, the Employment Agreement requires the Executive to refrain from soliciting or otherwise interfering with the customers, prospective customers, and employees of the Employer’s successors and assigns for only six months following the termination of his employment. The Farmers Companies desire to protect their respective businesses from certain competitive activities on the part of the Executive following the termination of his employment with the Farmers Companies. The Executive’s execution and delivery of this Agreement is a condition to the Farmers Companies’ obligations to consummate the Merger.

NOW, THEREFORE, in consideration of the statements set forth in the foregoing Background section and the covenants made herein by the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

1.     Effective Date. This Agreement shall become effective on the date on which the Effective Time occurs (the “Effective Date”). If the Merger Agreement is terminated prior to the consummation of the Merger, then this Agreement shall become null and void as of such termination.

2.     Covenants to Protect the Company’s Business.

(a)     Restrictive Covenants.

(i)     Except as provided herein, during the period that commences on the Effective Time and ends on the date that is 12 months following the later of (A) the Effective Date and (B) the date following the Effective Date on which the Executive’s employment with the Farmers Companies terminates (the date specified in item (A) or item (B), whichever applies, is referred to herein as the “Termination Date”), the Executive will not, within the geographic area the radius of which is 25 miles from the main office of the Bank, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any individual, entity or group (a “Person”) other than the Farmers Companies, compete with either of the Farmers Companies or otherwise engage in the sale of any products or the performance of any services which are the same as or substantially similar to, or which are intended to substitute for, products or services offered or provided by either of the Farmers Companies (“Competing Products or Services”).

(ii)     Except as provided herein, during the period that commences on the Effective Time and ends on the date that is 24 months following the Termination Date, the Executive will not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any Person other than the Farmers Companies, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, any business from any customers of the Carroll, Carroll Bank, the Company, or the Bank, or any actively sought prospective customers thereof, with whom the Executive has or had material contact during the 12 months immediately preceding the Termination Date for the purpose of providing Competing Products or Services.

(iii)     Except as provided herein, during the period that commences on the Effective Time and ends on the date that is 24 months following the Termination Date, the Executive will not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any Person other than the Farmers Companies, solicit, recruit, or hire away or attempt to solicit, recruit, or hire away, any employee of either of the Farmers Companies.

Provided, however, that: (A) the ownership by the Executive of up to a five percent (5%) interest in the securities of a Person that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, shall not constitute a breach of Section 2(a)(i); (B) serving as a consultant to savings banks and savings associations to provide advice regarding mutual-to-stock conversions shall not constitute a breach of Section 2(a)(i); and (C) a general solicitation through a public medium not specifically directed toward any Person shall not be considered a breach of Section 2(a)(ii) or (iii).

(b)     Acknowledgement. The Executive hereby acknowledges and agrees that the restrictions contained in this Section 2 regarding geographical scope, length of term and types of activities restricted are reasonable.

(c)     No Disparaging Statements. During the period that commences on the Effective Time and ends on the date that is 24 months following the Termination Date, except as may be required by applicable law, the Executive will not make any statements or comments of a disparaging nature to any Person regarding Carroll, Carroll Bank, the Company, the Bank, or any of their respective officers, directors, personnel, products, or services.

3.     Payment to the Executive. As consideration for the Executive’s covenants made in Section 2 hereof, the Executive shall be entitled to receive from the Company a lump sum payment equal to $100,000, which shall be paid on the Effective Date by wire transfer of immediately available funds to an account designated in writing by the Executive, subject to all applicable tax withholding requirements.

4.     Remedies in the Event of Breach.

(a)     General. In the event that a Party breaches or threatens to breach any covenant, agreement, obligation, representation or warranty made in this Agreement, such Party agrees to pay the non-breaching Party’s reasonable attorneys’ fees and other costs and expenses incurred by the non-breaching Party in connection with such breach or threatened breach, including, without limitation, the fees and costs incurred in seeking to obtain injunctive relief or other damages with respect to the breach or threatened breach.

(b)     Breach by the Executive. The Executive acknowledges that a violation by him of any provision of Section 2 of this Agreement (each, a “Business Protection Covenant”) may cause irreparable injury to the Farmers Companies, and that there may be no adequate remedy at law for such violation. Therefore, the Executive agrees that, in addition to any other remedies for his violation of a Business Protection Covenant available to the Farmers Companies, which shall include the recovery of all damages incurred, as well as reasonable attorney’s fees and other costs, (i) the Farmers Companies shall have the right, in the event of the breach or threatened breach of a Business Protection Covenant, to seek an injunction and/or temporary restraining order against such breach or threatened breach and/or to specifically enforce such Business Protection Covenant, (ii) the duration of such Business Protection Covenant shall be extended by the period of the breach and any litigation with respect thereto, and (iii) the Company shall have the right to recover the payment made pursuant to Section 3 hereof, but the Executive’s obligations under this Agreement shall remain in full force and effect.

5.     Miscellaneous.

(a)     No Representations by the Employer. The Executive acknowledges and agrees that neither the Company nor the Bank has made any representations or promises to him except as expressly set forth herein.

(b)     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (iii) on the date sent by electronic correspondence if sent during normal business hours of the recipient, if not, then on the next Business Day; or (iv) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Farmers Companies, to:

James R. Bosley, Jr.

President and Chief Executive Officer

Farmers and Merchants Bancshares, Inc.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

E-mail: Jim.Bosley@fmb1919.bank

with a copy to (which shall not constitute notice):

Andrew Bulgin, Esquire

Gordon Feinblatt LLC

233 E. Redwood Street

Baltimore, Maryland 21202

E-mail: abulgin@gfrlaw.com

If to the Executive, to:

Russell J. Grimes, Jr.

E-mail:

(c)     Entire Agreement. This Agreement constitutes and expresses the entire agreement of the Parties with respect to subject matter hereof, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the Parties with respect to the subject matter hereof other than those set forth herein and therein. Any and all prior agreements or understandings with respect to such matters are hereby superseded. No modification or amendment of this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by the Parties.

(d)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement may not be assigned by Employee.

(e)     Governing Law; Jurisdiction; No Jury Trial. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, exclusive of any conflicts of law principle which would apply the law of another jurisdiction, and, to the extent applicable, the laws of the United States, whether as to its validity, construction, capacity, performance or otherwise. Any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall, if it is to be filed in State court, be filed exclusively in the State courts located in Carroll County, Maryland or, if is to be filed in Federal court, be filed exclusively in the Federal courts located in Baltimore, Maryland, and each Party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any Party to obtain execution of judgment in any other jurisdiction. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT.

(f)     Blue Pencil. It is the desire and intent of the Parties that the provisions contained in each Section of this Agreement, and within the subsections of such Sections, especially (but in no way limited to) those provisions of Section 2, are intended to be separate and divisible and shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any portion of any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, then (i) such portion shall not be held to affect the validity of any other provision contained in this Agreement, and (ii) such portion shall be deemed amended either to conform to such restrictions as such court may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable. The Parties hereby expressly request and authorize any court of competent jurisdiction to modify any provision of this Agreement if necessary to render it enforceable, in such manner as to preserve as much as possible the Parties’ original intentions, as expressed therein, with respect to the scope thereof.

(g)     Headings; Construction. The headings of the Sections and subsections of this Agreement are for convenience of reference only, form no part of this Agreement, and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. All references to Sections, subsections, paragraphs, items or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, items or other subdivisions of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, item or other subdivision of this Agreement.

(h)     Counterparts. This Agreement may be executed in any number of counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original of this Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

WITNESS:	FARMERS AND MERCHANTS BANCSHARES, INC.

By:
	Name:	James R. Bosley, Jr.
	Title:	President and CEO

WITNESS:	FARMERS AND MERCHANTS BANK OF F OWBLESBURG, MARYLAND

By:
	Name:	James R. Bosley, Jr.
	Title:	President and CEO

WITNESS:	THE EXECUTIVE:

Russel J. Grimes, Jr.

SCHEDULE 2.1(a)

The Book Value Calculation shall not take into account the expenses incurred by the Carroll Companies that are directly related to the consummation of the Contemplated Transaction, provided that the professional fees if the Carroll Companies (i.e., legal fees (excluding fees incurred in connection with the defense of any stockholder litigation relating to the Contemplated Transactions), investment banking fees, and accounting expenses) do not exceed $725,000. If and to the extent that professional fees exceed $725,000, then the Book Value Calculation shall take such excess into account. In addition, the Book Value Calculation shall not take into account any expense incurred by the Carroll Companies at the request of Purchaser.